Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 2, 2006, by and among: APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation (“Parent”); QUASAR ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); QUAKE TECHNOLOGIES, INC., a Delaware corporation (the “Company”); and DANIEL TREPANIER and THE VENGROWTH II INVESTMENT FUND INC., as the Stockholders’ Representatives (the “Stockholders’ Representatives”). Capitalized terms used but not defined in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been approved by Parent, as the sole stockholder of Merger Sub.

WHEREAS, simultaneously with the execution of this Agreement, the Company shall obtain the adoption of this Agreement and the approval of the transactions contemplated hereby, including (i) the escrow and indemnification obligations of the stockholders and the deposit of cash equal to the Escrow Amount into an escrow fund; and (ii) the appointment of Daniel Trepanier and The VenGrowth II Investment Fund Inc. as the Stockholders’ Representatives, pursuant to an Action by Written Consent in the form attached hereto as Exhibit B (the “Stockholder Written Consent”), signed by holders of at least (a) a majority of the issued and outstanding shares of Capital Stock, and (b) 75% of the issued and outstanding shares of Preferred Stock (on an as-converted basis and including for such purposes shares of Voting Common Stock issued upon conversion of Preferred Stock on or prior to February 9, 2004) in accordance with applicable Legal Requirements and the Company Constituent Documents.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.

THE MERGER

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the laws of Delaware.

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1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 3579 Valley Centre Drive, San Diego, CA 92130 at 10:00 a.m. Pacific Time on a date to be designated by Parent after the date on which the last of the conditions set forth in Article 6 and Article 7 has been satisfied or waived in writing (except for conditions which in accordance with their terms must be satisfied at the Closing) or at such other date and time as the parties may mutually agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and in the form of Exhibit C (the “Certificate of Merger”) shall be duly executed by the Company and Merger Sub and concurrently with the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Company as of immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation;

(b) the Bylaws of the Company as of immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time; and

(c) the directors and officers of Merger Sub as of immediately prior to the Effective Time shall be appointed as and shall be the directors and officers of the Surviving Corporation as of immediately after the Effective Time.

1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) Series C Preferred. Each share of Series C Preferred Stock, other than Excluded Shares, outstanding as of immediately prior to the Effective Time shall be converted into the right to receive:

(i) at the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to the sum of (A) $0.7488 plus (B) the product of (1) the Voting Common Per Share Closing Consideration, multiplied by (2) the number of shares of Voting Common Stock issuable upon conversion of one share of Series C Preferred Stock outstanding as of immediately prior to the Effective Time (the sum of clauses “(A)” and “(B)”, the “Series C Per Share Closing Consideration”), minus (C) the Series C Per Share Closing Escrow Amount; and

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(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Series C Per Share Closing Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Reduction Amount, divided by (2) the total number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

(b) Series B Preferred. Each share of Series B Preferred Stock, other than any shares of Series B Preferred Stock held by Cisco or MDV and other than Excluded Shares, outstanding as of immediately prior to the Effective Time shall be converted into the right to receive:

(i) at the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to (A) $2.14, minus (B) the Series B Per Share Closing Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Series B Per Share Closing Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Deduction Amount, divided by (2) the total number of shares of Series B Preferred Stock other than any shares of Series B Preferred Stock held by Cisco or MDV and outstanding as of immediately prior to the Effective Time.

(c) Series B Preferred Held by Cisco. Each share of Series B Preferred Stock held by Cisco other than Excluded Shares, outstanding as of immediately prior to the Effective Time shall be converted into the right to receive:

(i) at the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to (A) $2.14, minus, (B) the quotient obtained by dividing (1) $400,000, by (2) the total number of shares of Series B Preferred Stock held by Cisco and outstanding as of immediately prior to the Effective Time (the amount obtained by subtracting clause “(B)” from clause “(A)” referred to herein as the “Cisco Series B Per Share Closing Consideration”), and minus (B) the Cisco Series B Per Share Closing Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Cisco Series B Per Share Closing Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Deduction Amount, divided by (2) the total number of shares of Series B Preferred Stock held by Cisco and outstanding as of immediately prior to the Effective Time.

For certainty, the sum deducted from the consideration that would otherwise be payable to Cisco pursuant to Section 1.5(b) above shall be contributed and applied, in part, to the payment of the consideration payable to the holders of Vested Non-Voting Common Stock Options pursuant to Section 1.6 below.

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(d) Series B Preferred Held by MDV. Each share of Series B Preferred Stock held by MDV other than Excluded Shares outstanding as of immediately prior to the Effective Time shall be converted into the right to receive:

(i) at the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to (A) $2.14, minus, (B) the quotient obtained by dividing (1) $750,000, by (2) the total number of shares of Series B Preferred Stock held by MDV and outstanding as of immediately prior to the Effective Time (the amount obtained by subtracting clause “(B)” from clause “(A)” referred to herein as the “MDV Series B Per Share Closing Consideration”), and minus (B) the MDV Series B Per Share Closing Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the MDV Series B Per Share Closing Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Deduction Amount, divided by (2) the total number of shares of Series B Preferred Stock held by MDV and outstanding as of immediately prior to the Effective Time.

For certainty, the sum deducted from the consideration that would otherwise be payable to MDV pursuant to Section 1.5(b) above shall be contributed and applied, in part, to the payment of the consideration payable to the holders of Vested Non-Voting Common Stock Options pursuant to Section 1.6 below.

(e) Series A Preferred. Each share of Series A Preferred Stock, other than Excluded Shares, outstanding as of immediately prior to the Effective Time shall be converted into the right to receive:

(i) at the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to (A) $1.81822, minus (B) the Series A Per Share Closing Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Series A Per Share Closing Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Deduction Amount, divided by (2) the total number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

(f) Voting Common Stock. Each share of Voting Common Stock, other than shares of Voting Common Stock held by any of the Founders and other than Excluded Shares, outstanding as of immediately prior to the Effective Time shall be converted into the right to receive:

(i) at the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to (A) the Voting Common Per Share Closing Consideration, minus (B) the Voting Common Per Share Closing Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Voting Common Per Share Closing Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Deduction Amount, divided by (2) the total number of shares of Voting Common Stock other than shares of Voting Common Stock held by any of the Founders and outstanding as of immediately prior to the Effective Time.

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(g) Voting Common Stock Held by Founders. Each share of Voting Common Stock held by any of the Founders other than Excluded Shares, outstanding as of immediately prior to the Effective Time shall be converted into the right to receive

(i) at the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to (A) the Voting Common Per Share Closing Consideration, minus (B) the quotient obtained by dividing (1) the Founder Contributed Amount, by (2) the total number of shares of Voting Common Stock held in the aggregate by the Founders and outstanding as of immediately prior to the Effective Time (the amount obtained by subtracting clause “(B)” from clause “(A)” referred to herein as the “Founder Voting Common Per Share Closing Consideration”), and minus (B) the Founder Voting Common Per Share Closing Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Founder Voting Common Per Share Closing Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Deduction Amount, divided by (2) the total number of shares of Voting Common Stock held by the Founders and outstanding as of immediately prior to the Effective Time.

(iii) Notwithstanding the foregoing, the provisions of this Section 1.5(g) shall only apply: (i) to those Founders that shall have, on or prior to that date that is at least three (3) Business Days prior to the Closing Date, executed and delivered an agreement pursuant to which the Founders consent to the contribution of consideration pursuant to this Section 1.5(g) (an “Accession Agreement”) in favour of the Parent and the Company and in a form acceptable to the Parent, in its sole discretion, and (ii) only to the maximum amount of the Founder Contribution subject to and set forth in the Accession Agreements to be delivered by the Founders in favour of the Parent and the Company pursuant hereto. In the event that any of Justin Chang, Petre Popescu or Sorin Voinegescu do not deliver an Accession Agreement in favour of the Company and the Parent prior to Closing in accordance with the provisions hereof: (i) such individual shall not be, and shall not be deemed to be, a “Founder” for purposes of this Agreement; (ii) the Founder Contributed Amount shall not include any consideration that would otherwise be payable to such individual pursuant to Section 1.5(f) above; and (iii) such individual’s entitlement to consideration payable hereunder in respect of the shares of Voting Common Stock held by such individual shall be determined solely in accordance with the terms and conditions of Section 1.5(f) above.

For certainty, the sum, if any, deducted from the consideration that would otherwise be payable to the Founders pursuant to Section 1.5(f) above shall be contributed and applied, in part, to the payment of the consideration payable to the holders of Vested Non-Voting Common Stock Options pursuant to Section 1.6 below.

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(h) each share of the common stock of Merger Sub outstanding as of immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(i) each share of Voting Common Stock held by Parent or its Affiliates and each share of Capital Stock held by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefore.

1.6 Company Options.

(a) Vested Voting Common Stock Options. Prior to the Effective Time, the board of directors of the Company shall approve all resolutions required in order to provide that, at the Effective Time, each Vested Voting Common Stock Option shall represent solely the right to receive, for each share of Voting Common Stock for which such Vested Voting Common Stock Option could have been exercised as of immediately prior to the Effective Time:

(i) at the Effective Time as provided in Section 1.8, an amount in cash equal to (A) (1) the Voting Common Per Share Closing Consideration, minus (2) an amount equal to the per share exercise price of such Vested Voting Common Stock Option as of immediately prior to the Effective Time, minus (B) the Vested Voting Common Stock Option Per Share Closing Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Vested Voting Common Stock Option Per Share Closing Escrow Amount, (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Reduction Amount, divided by (2) the total number of shares of Voting Common Stock issuable upon the exercise of all Vested Voting Common Stock Options outstanding as of immediately prior to the Effective Time.

(b) Vested Non-Voting Common Stock Options. Prior to the Effective Time, the board of directors of the Company shall approve all resolutions required in order to provide that, at the Effective Time, each Vested Non-Voting Common Stock Option shall represent solely the right to receive, for each share of Non-Voting Common Stock for which such Vested Non-Voting Common Stock Option could have been exercised as of immediately prior to the Effective Time:

(i) at the Effective Time as provided in Section 1.8, an amount in cash equal to (A) (1) the Vested Non-Voting Common Stock Option Per Share Closing Consideration, minus (2) an amount equal to the per share exercise price of such Vested Non-Voting Common Stock Option as of immediately prior to the Effective Time, minus (B) the Vested Non-Voting Common Stock Option Per Share Escrow Amount; and

(ii) upon release pursuant to the terms of the Escrow Agreement, (A) the Vested Non-Voting Common Stock Option Per Share Escrow Amount (plus interest to the extent set forth in the Escrow Agreement), minus (B) (1) the applicable Pro Rata Deduction Amount, divided by (2) the total number of shares of Non-Voting Common Stock issuable upon the exercise of all Vested Non-Voting Common Stock Options outstanding as of immediately prior to the Effective Time.

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(c) Unvested Stock Options. Prior to the Effective Time, the board of directors of the Company shall approve all resolutions required in order to provide that, at the Effective Time, each Unvested Stock Option that is then outstanding under the Company Stock Option Plan shall not be entitled to share in any consideration payable to holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Voting Common Stock, Vested Voting Common Stock Options, or Vested Non-Voting Common Stock Options pursuant hereto and shall be assumed by Parent in accordance with the terms of the Company Stock Option Plan and the stock option agreements by which such Unvested Stock Option is evidenced. In accordance with the foregoing, all rights with respect to Voting Common Stock under each Unvested Stock Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Unvested Stock Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the Company Stock Option Plan and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Unvested Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each such Unvested Stock Option shall be equal to the number of shares of Voting Common Stock subject to such Unvested Stock Option as of immediately prior to the Effective Time multiplied by the Unvested Stock Option Exchange Ratio (as defined below), rounding down to the nearest whole share; (iii) the per share exercise price under each such Unvested Stock Option shall be adjusted by dividing the per share exercise price under such Unvested Stock Option by the Unvested Stock Option Exchange Ratio and rounding up to the nearest cent; and (iv) any restriction on the exercise of any such Unvested Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Unvested Stock Option shall otherwise remain unchanged; provided, however, that each Unvested Stock Option assumed by Parent in accordance with this Section 1.6(c) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time, to the extent set forth in the Company Stock Option Plan. The term “Unvested Stock Option Exchange Ratio” shall be equal to the fraction (rounded to the third decimal point) obtained by dividing (A) the Voting Common Per Share Closing Consideration, by (B) the Parent Share Price. The term “Parent Share Price” shall be equal to the average closing sales price for one share of Parent Common Stock on The Nasdaq Global Market for the ten trading-day period ending on the last business day immediately preceding the date of this Agreement.

1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Capital Stock that were outstanding as of immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive any Merger Consideration as set forth in this Agreement and the stock transfer books of the Company shall be closed with respect to all shares of such Capital Stock outstanding as of immediately prior to the Effective Time. No further transfer of any such shares of Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

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1.8 Company Stock Certificates and Company Option Agreements.

(a) At the Closing, Parent shall deliver in immediately available funds to LaBarge Weinstein Professional Corporation (“LWPC”), in trust, for further distribution to the holders of Company Stock Certificates or an originally executed stock option agreement evidencing a Vested Voting Common Stock Option or a Vested Non-Voting Common Stock Option (each, an “Option Agreement”), as applicable, an amount not less than the amount necessary to make the payments for the shares of Capital Stock, Vested Voting Common Stock Options and Vested Non-Voting Common Stock Options contemplated by Section 1.5 and Section 1.6 (the “Exchange Fund”).

(b) As soon as practicable after the date hereof, the Company shall mail (i) to each registered holder of a Company Stock Certificate, a letter of transmittal in form acceptable to Parent and instructions for use in effecting the surrender of Company Stock Certificates in exchange for that portion of any Merger Consideration calculated in accordance with Section 1.5; and (ii) to each registered holder of a Vested Voting Common Stock Option and Vested Non-Voting Common Stock Option, a letter of transmittal in form acceptable to Parent and instructions for use in effecting the surrender of a Vested Voting Common Stock Option and Vested Non-Voting Common Stock Option, as applicable, in exchange for the right to receive that portion of any Merger Consideration calculated in accordance with Section 1.6. Upon surrender of a Company Stock Certificate to the Company (or if after the Effective Time, to Parent) for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall direct LWPC, within two (2) Business Days of the later of (i) Effective Time and (ii) the date on which the Company actually receives the Company Stock Certificate, to deliver to the holder of such Company Stock Certificate the portion of the Exchange Fund payable as of the Closing with respect to the Capital Stock formerly represented by such Company Stock Certificate pursuant to Section 1.5. Upon surrender of an Option Agreement to the Company (or if after the Effective Time, to Parent), together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall direct LWPC, within two (2) Business Days of the later of (i) the Effective Time, and (ii) the date on which the Company actually receives the Option Agreement to deliver to the holder of such Vested Voting Common Stock Option or Vested Non-Voting Common Stock Option, as applicable, the portion of the Exchange Fund payable as of the Closing with respect to such Vested Voting Common Stock Option and Vested Non-Voting Common Stock Option, as applicable, pursuant to Section 1.6. LWPC shall not distribute any portion of the Exchange Fund unless and until it has received written directions from Parent. LWPC shall indemnify the Company for any claims by any holder of Capital Stock, a Vested Voting Common Stock Option or a Vested Non-Voting Common Stock Option that it did not properly receive distributions of the Exchange Fund. All Company Stock Certificates and Option Agreements surrendered pursuant to this Section 1.8(b) shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate and Option Agreement shall be deemed, from and after the Effective Time of the Merger, to represent only the right to receive Merger Consideration in accordance with this Agreement. No interest shall accrue or be paid on the cash payable to the holders of shares of

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Capital Stock, Vested Voting Common Stock Options or Vested Non-Voting Common Stock Options upon delivery of the Company Stock Certificates, Option Agreements or letters of transmittal pursuant to this Section 1.8(b) other than to the extent set forth in the Escrow Agreement.

(c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Capital Stock, Vested Voting Common Stock Options or Vested Non-Voting Common Stock Options or to any other Person with respect to any portion of the Exchange Fund properly delivered to any public official as required by any applicable abandoned property law, escheat law or similar Legal Requirement.

(d) Notwithstanding subsection (a) above, in the event any Company Stock Certificate or Option Agreement has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate or Option Agreement, as applicable, to be lost, stolen or destroyed and, if required by Parent or the Company, agreeing to indemnify Parent, the Surviving Corporation or the Company against any claim that may be made against Parent, the Surviving Corporation or the Company with respect to such Company Stock Certificate or Option Agreement, as applicable, the Parent or the Company, as applicable, will issue in exchange for such lost, stolen or destroyed Company Stock Certificate or Option Agreement, as applicable, the consideration otherwise payable pursuant to this Article 1.

(e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Vested Voting Common Stock Options as of the date 270 days after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation upon demand, and any holders of Company Stock Certificates, Vested Voting Common Stock Options or Vested Non-Voting Common Stock Options who have not theretofore surrendered their Company Stock Certificates, Vested Voting Common Stock Options or Vested Non-Voting Common Stock Options in accordance with this Section 1.8 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for the Merger Consideration relating thereto. Notwithstanding the foregoing, Parent hereby acknowledges and agrees that any withholding by Parent, the Stockholders’ Representatives, the Escrow Agent or LWPC pursuant hereto of applicable Taxes in respect of amounts payable hereunder or under the Escrow Agreement to the Canadian resident holders of Capital Stock, Vested Voting Common Stock Options and Vested Non-Voting Common Stock Options shall be calculated taking into account the deduction available for such holders under Section 110(1)(d) of the Income Tax Act (Canada).

(f) Each of the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Securityholder pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. LWPC shall deduct such amounts as Parent shall direct prior to any distributions to any holder of a Company Stock Certificate or Stock Option Agreement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amount would otherwise have been paid. Notwithstanding the foregoing, Parent hereby

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acknowledges and agrees that any withholding by Parent, the Stockholders’ Representatives, the Escrow Agent or LWPC pursuant hereto of applicable Taxes in respect of amounts payable hereunder or under the Escrow Agreement to the Canadian resident holders of Capital Stock, Vested Voting Common Stock Options and Vested Non-Voting Common Stock Options shall be calculated taking into account the deduction available for such holders under Section 110(1)(d) of the Income Tax Act (Canada).

(g) The Company will calculate the proper amount of Taxes required to be withheld for each holder of Capital Stock, Vested Voting Common Stock Options, Vested Non-Voting Common Stock Options and/or required to be paid by the Surviving Corporation with respect to each distribution of the Merger Consideration, which such Taxes shall include, without limitation, full FICA, full FUTA, full Canada Pension Plan and for Quebec Pension Plan, full Employment Insurance, federal income taxes and any applicable state and provincial income taxes. Such withholding information shall be certified by the Company and be provided to Parent at least five business days prior to the Closing to facilitate the distributions by LWPC to holders of Capital Stock, Vested Voting Common Stock Options and Vested Non-Voting Common Stock Options required by this Agreement and shall be subject to the review and approval of Parent in all respects. The Company shall provide Parent and its Representatives with reasonable access to all relevant information and documentation relating to the Tax withholding calculation and the preparation thereof, including, without limitation, access to supporting detail and schedules. LWPC shall pay to the Parent or the Surviving Company all such amounts required to remit such Tax withholdings on a timely basis to the relevant taxing authorities, and upon receipt thereof Parent shall or shall cause the Surviving Corporation to remit such Tax withholdings on a timely basis to the relevant taxing authorities. Notwithstanding the foregoing, Parent hereby acknowledges and agrees that any withholding by Parent, the Stockholders’ Representatives, the Escrow Agent or LWPC pursuant hereto of applicable Taxes in respect of amounts payable hereunder or under the Escrow Agreement to Canadian resident holders of Capital Stock, Vested Voting Common Stock Options and Vested Non-Voting Common Stock Options shall be calculated taking into account the deduction available for such holders under Section 110(1)(d) of the Income Tax Act (Canada).

1.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive any Merger Consideration. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Appraisal Shares shall be treated as having been converted as of the Effective Time into the right to receive Merger Consideration, without interest, such holder would have otherwise been entitled to receive in accordance with Section 1.5 of this Agreement. At the Effective Time, any holder of Appraisal Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL or any respective successor provision to such provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Capital Stock and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the DGCL, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

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1.10 Escrow Account. Upon the Closing, Parent shall withhold the Total Escrow Amount and deliver such amounts to the La Salle Bank National Association, a national banking association (the “Escrow Agent”), to be held by the Escrow Agent as collateral (such amount, along with any interest earned thereon, the “Escrow Fund”) and partial security for the rights of the Indemnitees under Article 9 hereof. The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit D (the “Escrow Agreement”). Subject to the next sentence of this Section 1.10, the Escrow Fund shall be held as an indemnification fund by the Escrow Agent until 11:59 p.m. Pacific Time on the date that is the first-year anniversary of the Closing Date (the “Escrow Period”). In the event any Indemnitee has made a claim under Article 9 prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue in respect of that portion of the Escrow Fund subject to the claim (and the Escrow Agent will continue to hold such amount of the Escrow Fund in escrow) until such claim is fully and finally resolved. In the event that this Agreement is approved and adopted by the Company’s stockholders, then all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Indemnitees under Article 9 hereof in the manner set forth herein and in the Escrow Agreement; and (ii) the appointment of the Stockholders’ Representatives as the representatives under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Appraisal Shares).

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company effective as of the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take any such action effective as of the Effective Time.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, which shall qualify the representations and warranties of the Company set forth in this Article 2 and which shall be organized in Parts corresponding to the numbering in this Article 2 with disclosures in each Part specifically corresponding to or cross-referencing another Part of the Company Disclosure Schedule specifically corresponding to a particular Section and Subsection of this Article 2, the Company represents and warrants as of the date of this Agreement, and as of the Closing Date, to and for the benefit of the Indemnitees, as follows:

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2.1 Due Organization; Etc.

(a) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdictions of incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts to which it is a party.

(b) The Acquired Corporations have not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which each is incorporated or amalgamated.

(c) The Acquired Corporations are not and within the last two years have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule. Each of the Acquired Corporations is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

(d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of each of the Acquired Corporations; (ii) the names of the members of each committee of the board of directors of each of the Acquired Corporations; and (iii) the names and titles of the officers of each of the Acquired Corporations.

(e) Except as set forth on Part 2.1(e) of the Company Disclosure Schedule, none of the Acquired Corporations (i) own any controlling interest in any Entity, or (ii) own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. No Acquired Corporation has agreed or is obligated to make any future investment in or capital contribution to any Entity. No Acquired Corporation has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. None of the Acquired Corporations or any of their respective stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of any Acquired Corporation or the winding up or cessation of any Acquired Corporation’s business or affairs.

2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies as existing as of the date hereof of: (a) the Certificate of Incorporation and Bylaws, including all amendments thereto, of each Acquired Corporation; (b) the stock records of each Acquired Corporation; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of any of the Acquired Corporations, the board of directors of any of the Acquired

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Corporations or any committee of the board of directors of any of the Acquired Corporations that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents by any of the Acquired Corporations, and none of the Acquired Corporations has taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices. All the records of each of the Acquired Corporations are in the actual possession and direct control of the respective Acquired Corporation. Each of the Acquired Corporations has in place, and has at all times had in place, an adequate and appropriate system of internal controls which is reasonably comprehensive as to systems of internal controls customarily maintained by comparable Entities.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of (i) 66,773,284 shares of Voting Common Stock, (ii) 4,000,000 shares of Non-Voting Common Stock, and (iii) 35,403,594 shares of preferred stock, of which 7,356,757 shares have been designated as Series A Preferred Stock, 7,347,051 shares have been designated as Series B Preferred Stock and 20,699,786 shares have been designated as Series C Preferred Stock. As of the date of this Agreement, there are issued and outstanding (i) 23,197,176 shares of Voting Common Stock; (ii) no shares of Non-Voting Common Stock, (iii) 7,356,757 shares of Series A Preferred Stock; (iii) 7,347,051 shares of Series B Preferred Stock; and (iv) 7,345,086 shares of Series C Preferred Stock. Each share of Series A Preferred Stock is convertible into one (1) share of Voting Common Stock, each share of Series B Preferred Stock is convertible into one (1) share of Voting Common Stock and each share of Series C Preferred Stock is convertible into one (1) share of Voting Common Stock. All of the outstanding shares of Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. The rights, preferences and privileges of the Preferred Stock are as set forth in the Certificate of Incorporation of the Company. Part 2.3(a) of the Company Disclosure Schedule provides as of the date of this Agreement, an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of Voting Common Stock and Non-Voting Common Stock is subject. None of the outstanding shares of Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right (whether pursuant to the Certificate of Incorporation or Bylaws of the Company or any Company Contract or any statute to which any of the Acquired Corporations is subject) and there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any shares of Capital Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations.

(b) The Company has reserved (i) 13,020,729 shares of Voting Common Stock for issuance under the Company Stock Option Plan, of which options to

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purchase 11,256,668 shares are outstanding, and (ii) 4,000,000 shares of Non-Voting Common Stock for issuance under the 2006 Company Stock Option Plan, of which options to purchase all of such shares are outstanding. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding (whether vested or unvested and whether issued pursuant to any Company option plan or otherwise): (i) the grant date of such Company Option; (ii) the name of the holder of such Company Option; (iii) the total number of shares of Voting Common Stock or Non-Voting Common Stock that are subject to such Company Option and the number of shares of Voting Common Stock or non-Voting Common Stock with respect to which such Company Option is immediately exercisable; (iv) the exercise price per share of Voting Common Stock or Non-Voting Common Stock purchasable under such Company Option; and (v) the expiration date of such Company Option. Except for the Company Options and contracts listed on Part 2.3(b) of the Company Disclosure Schedule, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of any Acquired Corporation; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of any Acquired Corporation; (C) Contract under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of any Acquired Corporation; or (D) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations (clauses (A) through (D) above, collectively “Company Rights”). No Acquired Corporation has issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by any Acquired Corporation.

(c) The parties acknowledge that, for purposes of convenience, the term “Subsidiary” shall, in relation to the Company, include Quake Technologies (Canada) Inc. (“Quake Canada”). The Company does not have any Subsidiaries other than Quake Canada. The capitalization of Quake Canada is comprised of: (i) an unlimited number of authorized common shares, 13,354,700 of which are issued and outstanding, all of which are held by the Company; (ii) 13,354,700 authorized special voting shares, all of which are issued and outstanding and held by The VenGrowth II Investment Fund Inc. and The VenGrowth Investment Fund Inc. (collectively, “VenGrowth”); and (iii) 13,354,700 authorized Class A Preferred Shares (the “Class A Preferred Shares”), all of which are issued and outstanding and held by VenGrowth. The 13,354,700 issued and outstanding Class A Preferred Shares may be (i) converted into an aggregate of 13,354,700 common shares of Quake Canada or (ii) exchanged for an aggregate of 13,354,700 shares of Series C Preferred Stock.

(d) Except for the securities set forth in Part 2.3(d) of the Company Disclosure Schedule, no Acquired Corporation has ever repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of any Acquired Corporation. All securities so reacquired by any Acquired Corporation were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements; and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts. No shares of capital stock of the Acquired Corporations are subject to repurchase or are held in escrow by the Acquired Corporations.

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2.4 Financial Statements.

(a) The Company Disclosure Schedule includes the following financial statements (collectively, the “Company Financial Statements”):

The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005, (the “Balance Sheet”) and the related audited consolidated income statement, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the periods then ended together with the notes thereto and the unqualified reports and opinions of Deloitte & Touche LLP relating thereto; and the unaudited consolidated balance sheet of the Company as of June 30, 2006, (the “Interim Balance Sheet”) and the related unaudited consolidated income statement of the Company and its Subsidiaries for the six months then ended.

(i) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(ii) The Company Financial Statements were prepared from the books and records of the Acquired Corporations, which books and records have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of the Acquired Corporations which are required to be reflected in accordance with GAAP. Each of the Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries and to maintain accountability for the Company’s consolidated assets; (iii) access to the Acquired Corporations’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Acquired Corporations’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5 Absence of Changes. Since the date of the Balance Sheet:

(a) there has not been a Material Adverse Effect on the Acquired Corporations, and to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Acquired Corporations;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets (whether or not covered by insurance) of any of the Acquired Corporations;

(c) no Acquired Corporation has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and, other than repurchases at cost of shares subject to repurchase options, has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other of its securities;

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(d) no Acquired Corporation has sold, issued or authorized the issuance of (i) any of its capital stock or its other securities; or (ii) any Company Rights;

(e) no Acquired Corporation has amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Contract evidencing any outstanding Company Right; or (ii) any restricted stock purchase agreement;

(f) there has been no amendment to any of the Company Constituent Documents except for the addition of resolutions and minutes of directors and stockholders of the Acquired Corporations in the ordinary course, accurate and complete copies of which have been delivered by the Company to Parent, and no Acquired Corporation has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) no Acquired Corporation has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) no Acquired Corporation has made any capital expenditure which, when added to all other capital expenditures made on behalf of such Acquired Corporation since the date of the Interim Balance Sheet, exceeds $250,000;

(i) no Acquired Corporation has (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(j) no Acquired Corporation has written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other indebtedness outside existing reserves;

(k) no Acquired Corporation has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(l) no Acquired Corporation has (i) lent any material sum of money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m) no Acquired Corporation has (i) established, adopted, or amended any employee benefit plan including any Plan (collectively, the “Benefit Plans”); (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount or accrual rate of the wages, salary, commissions, fringe benefits (including vacation or other forms of paid leave) or other compensation or remuneration payable to, any of its directors, officers or employees or any Plan; (iii) hired any new employee or independent contractor; or (iv) become obligated to take any of the foregoing actions;

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(n) no Acquired Corporation has changed any of its methods of accounting or accounting practices in any respect;

(o) no Acquired Corporation has made any Tax election;

(p) no Acquired Corporation has threatened, commenced or settled any Legal Proceeding;

(q) no Acquired Corporation has entered into any material transaction or taken any other material action outside the Ordinary Course of Business or inconsistent with its past practices; and

(r) no Acquired Corporation has agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(q)” above.

2.6 Title to Assets.

(a) Each Acquired Corporation owns, and has good, valid and marketable title to, all assets purported to be owned by it, including, without limitation: (i) all assets referred to in Sections 2.1, 2.7 and 2.9 of this Agreement (subject, in the case of the assets referred to in Section 2.9, to the qualifications set forth therein); and (ii) all other assets reflected in the Acquired Corporations’ books and records as being owned by the respective Acquired Corporation. All of such assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (A) any lien for current taxes not yet due and payable, and (B) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations.

(b) The assets of the Acquired Corporations constitute all the assets, properties, rights and goodwill necessary to carry on the business of the Acquired Corporations as conducted as of the date of this Agreement. Except for this Agreement, no Acquired Corporation has any Contract, absolute or contingent (i) to effect any Acquisition Transaction; or (ii) to sell or otherwise transfer any assets of any of the Acquired Corporations, except in the Ordinary Course of Business. All material tangible assets which are owned, leased or used by the Acquired Corporations are in good operating condition and repair, subject to normal wear and tear.

(c) All leases and licenses to the assets used by the Acquired Corporations are valid and enforceable in accordance with their terms against the parties thereto.

2.7 Bank Accounts; Receivables; Inventories.

(a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution including the name of the bank or

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financial institution, the account number, the balance as of the date hereof (and whether any cash comprising such balances is “restricted cash”) and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all billed and unbilled accounts receivable, notes receivable and other receivables of each of the Acquired Corporations as of the date of the Interim Balance Sheet. All existing accounts receivable of the Acquired Corporations (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the Ordinary Course of Business, are current and will be collected in full when due, without any counterclaim or set off, other than any allowance for doubtful accounts.

(c) Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than $50,000 of the consolidated gross revenues of the Company in 2005 and the period from January 1, 2006 to the date of the Interim Balance Sheet. No Acquired Corporation has received any written notice or other written communication, indicating that any customer or other Person identified in Part 2.7(c) of the Company Disclosure Schedule is reasonably expected to cease dealing with any of the Acquired Corporations or is reasonably expected to otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

(d) All of the existing inventory of the Acquired Corporations: (i) is of such quality and quantity as to be usable and saleable by it in the Ordinary Course of Business; (ii) has been priced at the lower of cost or market value using the “first-in, first-out” method in accordance with the description thereof set forth in the Company Financial Statements; and (iii) is free of any defect or deficiency. The inventory levels maintained by the Acquired Corporations (A) are not excessive in light of the normal operating requirements of each Acquired Corporation; and (B) are adequate for the conduct of the operations of the Acquired Corporations in the Ordinary Course of Business.

2.8 Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to any of the Acquired Corporations (i) are reasonably adequate for the uses to which they are being put; (ii) are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (iii) comply in all material respects with, and are being operated and otherwise used in substantial compliance with, all applicable Legal Requirements; and (iv) are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is being conducted or proposed to be conducted.

(b) None of the Acquired Corporations owns any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.8(b) of the Company Disclosure Schedule.

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2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service developed, licensed, manufactured, marketed, or sold by the Acquired Corporations, including products or services currently under development by the Acquired Corporations.

(b) Part 2.9(b) of the Company Disclosure Schedule accurately identifies (i) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdictions in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided or made available to Parent complete and accurate copies of all registrations, applications, correspondence, and other material documents related to each such item of Registered IP.

(c) Part 2.9(c) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Acquired Corporations (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license; (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Acquired Corporations’ products or services; and (C) is generally available on standard terms for less than $5,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Acquired Corporations; and (iii) whether the license or licenses granted to the Acquired Corporations are exclusive, sole or non-exclusive. No royalties, fees, honoraria, volume-based, milestone or other payments are payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the business of the Acquired Corporations or the delivery or provision of the their products or services other than pursuant to the Contracts identified in Part 2.9(c). The Intellectual Property Rights and Intellectual Property licensed to the Acquired Corporations are fully sublicensable to third parties without further payment to the applicable licensors.

(d) Part 2.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than non-exclusive object code software licenses granted to end user customers in the ordinary course of business pursuant to the Acquired Corporations’ standard form of license agreement). The Acquired Corporations are not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Acquired Corporations, including, without limitation, each standard form of (i) license agreement; (ii) distributor or reseller

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agreement; (iii) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) confidentiality or nondisclosure agreement, (vi) support and maintenance contract; and (vii) escrow agreement. None of the Acquired Corporations is a party to any development agreement. Part 2.9(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(f) The Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Acquired Corporations, as identified in Part 2.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Part 2.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to perfect the rights of each Acquired Corporation in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Each Person who is or was an employee or contractor of the Acquired Corporations and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Acquired Corporations and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or Employee (as defined in Section 2.17) has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No Employee is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Acquired Corporations or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) The Acquired Corporations have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Acquired Corporations hold, or purport to hold, as a trade secret. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned, developed, used, or distributed by the Acquired Corporations has been disclosed or licensed to any escrow agent or other Person and there are no contracts in existence that would permit, facilitate or provide any such disclosure or license.

(v) No Acquired Corporation has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

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(vi) No Acquired Corporation is or was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(vii) The Acquired Corporations own or otherwise have, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct their respective businesses as currently conducted.

(g) All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which the Acquired Corporations have or purport to have an ownership interest was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Acquired Corporations have or purport to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public. There are no legal opinions to the effect that the subject matter of any of the patents or patent applications in which the Acquired Corporations have or purport to have an ownership interest may be or are unpatentable, invalid or unenforceable or official action or other notices from any patent office that any of the subject matters or claims of pending patent applications are unpatentable. The only inventors of any of the foregoing patents were, at the time of such invention, full-time employees of an Acquired Corporation and have conveyed in writing any rights therein to the Acquired Corporations. All material technical information developed by and belonging to the Acquired Corporations that has not been patented has been kept confidential, other than such information that has been disclosed pursuant to nondisclosure agreements or to the Canadian Intellectual Property Office, the United States Patent and Trademark Office or a similar Governmental Body.

(ii) No trademark or trade name owned, used, or applied for by the Acquired Corporations conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Acquired Corporations have or purport to have an ownership interest has been impaired.

(iii) Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings (including proofs of working use), payments (including filing, maintenance and examination fees), and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Acquired Corporations has been abandoned, allowed to lapse, or rejected. Part 2.9(g)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of Company IP in full force and effect.

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(iv) No interference, cancellation proceeding, opposition, reissue, reexamination, or other Legal Proceeding is pending or, to the best of the Acquired Corporations’ Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the best of the Acquired Corporations’ Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable.

(h) To the best of the Acquired Corporations’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five years by or to the Acquired Corporations or any Representative of the Acquired Corporations regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of any license agreement listed or required to be listed in Part 2.9(c) of the Company Disclosure Schedule; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(j) No Acquired Corporation has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) No product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of the Acquired Corporations has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.

(ii) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the best of the Acquired Corporations’ Knowledge, threatened against the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Acquired Corporations with respect to such claim or Legal Proceeding. No Acquired Corporation has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

(iii) No Acquired Corporation is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual

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property infringement, misappropriation, or similar claim. No Acquired Corporation has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

(k) No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Acquired Corporations is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Acquired Corporations, or (b) the manufacturing, distribution, or sale of any product or service being developed, offered, manufactured, distributed, or sold by the Acquired Corporations.

(l) Part 2.9(l) of the Company Disclosure Schedule sets forth the security measures promulgated by the Acquired Corporations to protect the secrecy, confidentiality and value of the Acquired Corporation’s trade secrets (the “Trade Secret Protection Program”). The Trade Secret Protection Program is reasonable and customary in the industry in which the Acquired Corporations operate and includes physical security of premises, computer/network security and contract protection. The Acquired Corporations have used commercially reasonable efforts to enforce the Trade Secret Protection Program. There has been no material violation of such Trade Secret Program by any Person.

(m) Part 2.9(m) of the Company Disclosure Schedule sets forth an accurate and complete list of all internet domain names owned by the Acquired Corporations or used in their businesses (collectively, “Owned Domain Names”). Except as may be set forth in Part 2.9(m) of the Company Disclosure Schedule:

(i) the Acquired Corporations are the sole owners of all right, title and interest in and to the Owned Domain Names, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and none of the Acquired Corporations has received any notice or claim (whether written or oral) challenging such Acquired Corporation’s complete and exclusive ownership of the Owned Domain Names, or suggesting that any other Person has any claim or legal or beneficial ownership with respect thereto; and

(ii) none of the Acquired Corporations has granted any Person any right, license or permission to use any of the Owned Domain Names.

(n) None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Acquired Corporations (other than non-customized third-party software licensed to the Acquired Corporations for internal use on a non-exclusive basis) (collectively, “Company Software”) (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or

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other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version and component of the Company Software.

(o) No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(p) No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee. No Acquired Corporation has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person who is not, as of the date of this Agreement, an Employee. Source code in respect of any of the Company Software has never been removed from the Acquired Corporations’ premises listed at Part 2.9(p) of the Company Disclosure Schedule, and has never been disclosed, licensed, transferred or released to any Person other than disclosures to those of its employees and contractors having “a need to know” in connection with the development, modification or support of the products and services of the Acquired Corporations. The change in control of the Company occurring as a consequence of this Agreement will not entitle any Person to obtain a copy of the source code in respect of any of the Company IP, including any of the Acquired Corporations’ products. Except for licensed customers of the Acquired Corporations, no Person has been provided a copy of the object code of any of the Company Software by any Acquired Corporation.

(q) No Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Acquired Corporations to use or distribute any Company Software.

2.10 Export and Import Restrictions

(a) The Acquired Corporations have obtained all approvals necessary for exporting their products and services outside the United States or Canada and importing such products and services into any country in which such products or services are now sold, provided or licensed for use, and all such export and import approvals in the United States and Canada and throughout the world are valid, current and in full force and effect.

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(b) None of the Acquired Corporations has received notice of, nor is there any law, regulation, order, action or proceeding that restricts, or that could reasonably be expected to restrict in any manner, the development, use, export, import, transfer or licensing of any of the Company products or services or the Company IP or that could reasonably be expected to affect the validity, use, registration or enforceability of any of Company IP.

2.11 Personal Information and Privacy. Except as may be set out in Part 2.11 of the Company Disclosure Schedule:

(a) the Acquired Corporations have been and are now in compliance with all laws applicable to such organizations which govern the collection, use and disclosure of Personal Information;

(b) the Acquired Corporations, to the extent required by law, have a written privacy policy which governs their collection, use and disclosure of Personal Information, and the Acquired Corporations are in compliance with such privacy policy and any other industry privacy code or privacy procedures to which the Acquired Corporations subscribe or are bound (collectively, “Privacy Practices”), and the transactions contemplated by this Agreement do not breach of any such Privacy Practices; and

(c) there is no complaint to or audit, proceeding, investigation or claim against, or threatened against any of the Acquired Corporations by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Information by any Person in connection with the business of the Acquired Corporations.

2.12 Contracts.

(a) Part 2.12(a) of the Company Disclosure Schedule identifies:

(i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any Employee, consultant or independent contractor;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any material technology or any Intellectual Property Right;

(iii) each Company Contract imposing any restriction on the Acquired Corporations’ right or ability (A) to compete with any other Person, (B) to acquire any material product or other assets or any services from any other Person, to sell any material amount of product or other assets to, or perform any material services for any other Person, or (C) develop or distribute any technology;

(iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

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(v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Acquired Corporations;

(vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

(ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.20);

(x) each Company Contract which would be required to be filed as an exhibit to an S-1 Registration Statement pursuant to Rule 601 of Regulation S-K if the Company had filed an S-1 Registration Statement with the Securities and Exchange Commission on the date of this Agreement;

(xi) any other Company Contract that was entered into outside the Ordinary Course of Business or was inconsistent with the past practices of the Acquired Corporations;

(xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Acquired Corporations (without penalty) within 60 days after the delivery of a termination notice by the Acquired Corporations;

(xiii) any Company Contract related to indebtedness for borrowed money, including guarantees;

(xiv) any tax sharing Company Contracts; and

(xv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Acquired Corporations having a value in excess of $50,000 in the aggregate.

(Company Contracts in the respective categories described in clauses “(i)” through “(xv)” above are referred to in this Agreement as “Material Contracts.”)

(b) The Company has made available to Parent accurate and complete copies of all written Material Contracts. Part 2.12(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Part 2.12(b)of the Company Disclosure Schedule lists each Company Contract entered into outside the Ordinary Course of Business involving any indemnity obligations of any Acquired Corporation. Each Company Contract is valid and in full force and effect and is enforceable by the Acquired Corporations in accordance with its terms.

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(c) None of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Acquired Corporations, no other Person has violated or breached, or committed any default under, any Company Contract.

(d) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Contract.

(e) Since January 1, 2002, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that has not been resolved

(f) None of the Acquired Corporations has waived any of its rights under any Material Contract.

(g) To the Knowledge of the Acquired Corporations, no Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Acquired Corporations under any Material Contract or any other material term or provision of any Material Contract.

(h) The Material Contracts collectively constitute all of the Contracts necessary to enable each of the Acquired Corporations to conduct its respective business in the manner in which such business is currently being conducted.

(i) Except as set forth in Part 2.12(i) of the Company Disclosure Schedule, no Consent is required to be obtained from any third party under any Material Contract in connection with the Merger. Each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Acquired Corporations to any Person or give any Person the right to terminate or alter the provisions of such Material Contract. The consummation of the transactions described herein will not affect any of the Material Contracts in a manner that could reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations.

2.13 Liabilities. The Acquired Corporations have no Liabilities, except for: (a) Liabilities identified as such in the “liabilities” column of the Balance Sheet or the Closing Balance Sheet; (b) accounts payable or accrued compensation that have been incurred by the Acquired Corporations since the date of the Balance Sheet in the Ordinary Course of Business and consistent with the Acquired Corporations’ past practices; and (c) Liabilities under the Material Contracts, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Material Contracts.

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2.14 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times been, in compliance in all material respects with all Legal Requirements that are applicable to it or to the conduct of its business or the ownership or use of any of its assets. Since January 1, 2002, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. None of the Acquired Corporations has received, at any time, any notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible or potential obligation on the part of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has delivered or made available to Parent an accurate and complete copy of each report, study, survey or other document to which the Acquired Corporations have access that addresses or otherwise relates to the compliance of the Acquired Corporations with, or the applicability to the Acquired Corporations of, any Legal Requirement. To the Knowledge of the Acquired Corporations, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Acquired Corporations’ business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of the Acquired Corporations to comply with or perform any covenant or obligation under any of the Related Agreements; or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated hereunder.

2.15 Governmental Authorizations.

(a) Part 2.15 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Corporations. The Governmental Authorizations held by each of the Acquired Corporations are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary (i) to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; and (ii) to permit each of the Acquired Corporations to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used. Each of the Acquired Corporations is, and at all times since its inception has been, in compliance with the terms and requirements of the respective Governmental Authorizations held by the Acquired Corporations. Since January 1, 2002, the Acquired Corporations have not received any notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) (i) Each of the Acquired Corporations and its Employees are, and each of the Acquired Corporations and its Employees have at all times been, in full compliance

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with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.15 of the Company Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.15 of the Company Disclosure Schedule; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.15 of the Company Disclosure Schedule; (iii) none of the Acquired Corporations has ever received, and, to the Knowledge of the Acquired Corporations, no Employee has ever received, any notice or other communication from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.15 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

2.16 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes have been paid when due, whether or not such amounts have been reported as due on an applicable Company Return. The Company has delivered to Parent accurate and complete copies of all Company Returns filed which have been requested by Parent.

(b) The Company Financial Statements or the Closing Balance Sheet fully accrues all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Acquired Corporations will establish, in the Ordinary Course of Business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes through the Closing Date, and the Acquired Corporations will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. No Taxes have been incurred since the date of the Balance Sheet other than in the Ordinary Course of Business. All estimated Taxes through the date of the Balance Sheet have been paid in full to the extent then due and payable in accordance with all Legal Requirements.

(c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body, other than the routine audits by Canadian taxation authorities and such examinations and audits, each as described in Part 2.16(c) of the Company Disclosure Schedule. There have been no examinations or audits of any Company

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Return, other than routine audits by Canadian taxation authorities described in Section 2.16(c) of the Company Disclosure Schedule. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Acquired Corporations have access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Acquired Corporations or any other Person), and no such extension or waiver has been requested from the Acquired Corporations.

(d) No claim or Legal Proceeding is pending or has been threatened against or with respect to the Acquired Corporations in respect of any Tax. Other than as set forth in Part 2.16(d) of the Company Disclosure Schedule, there are no unsatisfied Liabilities for Taxes not otherwise set forth on the Closing Balance Sheet (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Acquired Corporations with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). All such unsatisfied Liabilities for Taxes will be satisfied in full as of the Closing. There are no liens for Taxes upon any of the assets of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) There is no agreement, plan, arrangement or other Contract covering any Employee or independent contractor or former Employee or independent contractor of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations is a party to any Contract, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Notwithstanding any disclosure in the Company Disclosure Schedule, none of the Acquired Corporations has made any distribution of stock of any “controlled corporation” as that term is defined in Section 355(a)(1) of the Code, none of the Acquired Corporations has Liability for Taxes as a result of any such distribution, and the Merger shall not result in any such Taxes.

(f) None of the Acquired Corporations has, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a group of which the Company is or was the common parent. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Corporations is liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or

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otherwise for any taxable period beginning before the Closing Date. Notwithstanding the foregoing, all tax sharing, tax indemnity or similar agreements or arrangements to which any of the Acquired Corporations has been a party (“Tax Agreements”) have been terminated.

(g) Other than to the extent accrued on the Closing Balance Sheet, as of the Closing, the Acquired Corporations shall have withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, non-residents, creditors, shareholders and third parties and remitted such amounts to the proper authorities; and filed all federal, state, provincial, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

(h) None of the Acquired Corporations has any permanent establishment in any country other than the country in which it was formed.

(i) There are no proposed reassessments of any property owned by any Acquired Corporation or other proposals that could increase the amount of any Tax to which any of the Acquired Corporations would be subject.

(j) No Acquired Corporation has deducted any amount in computing its income in a taxation year that may be included in a subsequent taxation year under section 78 of the Income Tax Act (Canada) or the similar provisions of a provincial taxing statute.

(k) No circumstances exist that would make any Acquired Corporation subject to the application of any of sections 79 to 80.04 of the Income Tax Act (Canada) or the similar provisions of a provincial taxing statute.

(l) No Acquired Corporation has acquired property or services from, or disposed of property or provided services to, a Person with whom such Acquired Corporation does not deal with at arm’s length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada).

(m) Each Acquired Corporation has prepared and maintained transfer pricing documentation as required by subsection 247(4) of the Income Tax Act (Canada).

2.17 Employee and Labor Matters; Benefit Plans.

(a) Part 2.17(a) of the Company Disclosure Schedule identifies each domestic or foreign salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, incentive, fringe benefit, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, disability, accident, salary continuation, accrued vacation, sick pay, sick leave, supplemental retirement, profit-sharing, pension or retirement plan, program, commitment, or agreement (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations (or with respect to which any of them have any potential liability). Part 2.17(a) of the Company Disclosure Schedule identifies, with respect to non-United States

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citizens working in the United States, the visa or other similar permit under which such employee is working for any of the Acquired Corporations and the dates of issuance and expiration of such visa or other similar permit. The Acquired Corporations and their ERISA Affiliates do not maintain, sponsor, contribute to, have any obligation to contribute to, or have any potential liability to, and have not at any time in the past maintained, sponsored or contributed to (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not excluded from coverage under ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA (a “Pension Plan”); or (ii) any “multiemployer plan” or “multiple employer plan” within the meaning of Section 413 of the Code or Section 3(37) of ERISA, respectively;

(b) Each of the Acquired Corporations maintains, sponsors or contributes, is obligated to contribute, or has any potential liability only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under ERISA) that are described in Part 2.17(b) of the Company Disclosure Schedule (the “Welfare Plans”), none of which is a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or a voluntary employees’ benefit association (“VEBA”) within the meaning of Section 501(c)(9) of the Code.

(c) With respect to each Plan, the Company has delivered to Parent:

(i) an accurate and complete copy of such Plan (including all amendments thereto) and, with respect to any Plan that is not in writing, a written description of the material terms thereof;

(ii) an accurate and complete copy of the annual report, if required under ERISA or the Code, with respect to such Plan for the last two years;

(iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, and all material written employee communications relating to such Plan;

(iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

(v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

(vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

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(d) None of the Acquired Corporations is required to be, or has ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability). None of the Acquired Corporations has ever contributed to, sponsored, or been obligated with respect to a single employer plan under multiple control groups.

(e) None of the Acquired Corporations has any plan or commitment (or communicated to any Employees any intention) to create any additional Welfare Plan, Pension Plan, or any other Plan, or to modify or change any existing Welfare Plan, Pension Plan, or any other Plan (other than to comply with applicable law) in a manner that would affect any current or former Employee, participant or beneficiary or the cost of maintaining such Welfare Plan, Pension Plan, or any other Plan.

(f) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee’s termination of service (other than (i) benefit coverage mandated Section 4980B of the Code Section 601, et seq. of ERISA, or (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements.

(g) With respect to each of the Welfare Plans and each of the Welfare Plans maintained, sponsored, or contributed to by any ERISA Affiliate of any of the Acquired Corporations constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code (“COBRA”) and Sections 601 et seq. of ERISA have been complied with in all material respects.

(h) Each of the Plans is and at all times has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to ERISA and the Code.

(i) No liability under Title IV or Section 302 of ERISA or pursuant to the penalty, excise tax, or joint and several liability provisions of ERISA, the Code or any other Legal Requirements relating to employee benefit plans has been incurred by any of the Acquired Corporations or their ERISA Affiliates that has not been satisfied in full. No condition or circumstance exists that presents a risk to any of the Acquired Corporations (or after the Closing, Parent or any of its Affiliates) of incurring any such liability. Without limiting the foregoing, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

(j) Each of the Plans intended to be qualified under Section 401(a) of the Code so qualifies and has received a favorable determination from the Internal Revenue Service, and no condition or circumstance exists that could reasonably be expected to affect adversely any such determination or qualification or result in a filing under Rev. Proc. 2006-27 or any predecessor or successor thereto.

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(k) Except as required to maintain the tax-qualified status of any Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Plan. No event has occurred or condition or circumstance exists that could result in a material increase in the benefits under or the expenses of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year. No event or circumstance has occurred or exists, or is likely to exist, that could reasonably be expected to result in the imposition of a lien or excise tax with respect to any Plan.

(l) Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements, either alone or in combination with another event (whether contingent or otherwise), will result in any liability to the Acquired Corporations or payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Acquired Corporations (whether or not under any Plan), or increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any benefits, or cause any compensation to fail to be deductible under the Code.

(m) None of the Acquired Corporations sponsors or maintains any plan or arrangement that is subject to Section 409A of the Code.

(n) With respect to each Plan and with respect to each workers’ compensation arrangement, that is funded wholly or partially through an insurance policy or public or private fund, (i) all contributions, premiums and expenses required to have been paid to date under such insurance policy or fund have been paid, (ii) all contributions, premiums and expenses required to be paid under the insurance policy or fund through the Closing will have been paid on or before the Closing and (iii) to the extent any such contributions, premiums or expenses are not yet due, the liability therefore has been fully accrued on the Acquired Corporations’ financial statements. There will be no liability of the Acquired Corporations under any such insurance policy or fund or ancillary agreement with respect to such insurance policy or fund in the nature of a retroactive rate adjustment, loss sharing arrangement, audit adjustment or other actual or contingent liability arising wholly or partially out of events occurring on or prior to the Closing.

(o) None of the Acquired Corporations has any unfunded liability under any Plan that is intended to qualify under Section 401(a) of the Code). There are no actions, suits, claims, or disputes pending (and no event or condition exists that could give rise to any such action, suit, claim, or dispute) or, to the Knowledge of the Acquired Corporations, threatened, anticipated, or expected to be asserted against or with respect to any Plan (other than routine claims for benefits) or any Plan fiduciary or any Acquired Corporation with respect to any Plan. No Plan or Plan fiduciary has been the direct or indirect subject of an audit, investigation, or examination by any governmental or quasi governmental agency, and to the Knowledge of the Acquired Corporations, no audit, investigation, or examination by any governmental or quasi governmental agency has been threatened;

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(p) Part 2.17(p) of the Company Disclosure Schedule accurately identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Acquired Corporations or otherwise) relating to such former Employee’s employment with the Acquired Corporations; and Part 2.17(p) of the Company Disclosure Schedule accurately describes such benefits.

(q) Part 2.17(q) of the Company Disclosure Schedule sets forth a complete list of all Employees, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation and the date upon which such Employee was first hired by the applicable Acquired Corporation. Except as disclosed in Part 2.17(q) of the Company Disclosure Schedule, no Employee is on short-term or long-term disability, parental leave, maternity leave, compassionate care leave or any other leave or receiving benefits pursuant to any workers’ compensation legislation.

(r) None of the Acquired Corporations is a party to or bound by, and none of the Acquired Corporations has ever been a party to or been bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(s) The employment of each of the Employees is terminable at will. In those jurisdictions where “at will employment” is not recognized, there are no employment Contracts that are not terminable on the giving of reasonable notice in accordance with applicable Legal Requirements and there are no Contracts which specify the period of notice required in order to terminate any Employee. The Company has made available to the Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former Employees.

(t) To the Knowledge of the Acquired Corporations:

(i) no Employee has given notice to terminate his or her employment with the Acquired Corporations;

(ii) no Employee has received an offer to join a business that may be competitive with the Acquired Corporations’ business; and

(iii) no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on (A) the performance by such Employee of any of his duties or responsibilities as an Employee, or (B) the Acquired Corporations’ business or operations.

(u) None of the Acquired Corporations is engaged, and in the last five years, none of the Acquired Corporations has been engaged, in any unfair labor practice of any nature. In the last five years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Acquired Corporations or any Employees. There is not now pending, and no Person has threatened to commence, any

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such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(v) All of the Acquired Corporations are currently in material compliance with all applicable Legal Requirements relating to employment including, but not limited to, those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body and has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from Employees of the Acquired Corporations and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; Each Employee, and independent contractor, consultant of the Acquired Corporations has, at all times, properly been classified and treated as an employee or independent contractor for all purposes including, but not limited to, Plan and tax purposes. Each Employee of the Acquired Corporations has at all times properly been classified as subject to or exempt from overtime requirements.

(w) There are no employment related claims or charges, including federal or state or other claims based on sex, sexual or other harassment, age, disability, race or other discrimination or retaliation or common law claims, including claims of wrongful termination, by any current or former Employee of any of the Acquired Corporations; and no charges of discrimination in employment or employment practices, for any reason, are pending against any of the Acquired Corporations before the United States Equal Employment Opportunity Commission, or any other Governmental Body; and, to the Knowledge of the Acquired Corporations, no such claims or charges are threatened.

(x) As of the Effective Time, any bonus owed to any Employee or former Employee pursuant to any bonus arrangement, including, without limitation, any bonus payable as a result of the Merger and any Taxes related thereto (other than the bonus payable as contemplated by Section 5.4 below and any taxes payable thereon), shall have been paid without Liability or obligation to the Acquired Corporations, the Surviving Corporation, Parent or any of its Affiliates after the Effective Time.

2.18 Environmental Matters. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Acquired Corporations, there are no circumstances that may prevent or interfere with the Acquired Corporations’ compliance with any Environmental Law in the future. To the Knowledge of the Acquired Corporations, no current or prior owner of any property leased or controlled by the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a

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Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Acquired Corporations is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Acquired Corporations pursuant to Environmental Laws are identified in Part 2.18 of the Company Disclosure Schedule. All applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

2.19 Insurance. Part 2.19 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Corporations and identifies any material pending claims made thereunder, and the Acquired Corporations has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.19 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.19 of the Company Disclosure Schedule is in full force and effect. Since January 1, 2002, none of the Acquired Corporations has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any pending claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.20 Related Party Transactions.

(a) No Related Party has, and no Related Party has at any time since January 1, 2002 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Corporations;

(b) no Related Party is, or has at any time since January 1, 2002 been, indebted to the Acquired Corporations;

(c) since January 1, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Acquired Corporations;

(d) no Related Party is competing, or has at any time since January 1, 2002 competed, directly or indirectly, with the Acquired Corporations; and

(e) no Related Party has any claim or right against the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an Employee). For purposes of this Section 2.20 each of the following shall be deemed to be a “Related Party”:

(i) each individual who is, or who has at any time since January 1, 2002 been, an officer or director of the Acquired Corporations;

(ii) each member of the immediate family of each of the individuals referred to in clause “(i)” above; and

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(iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)

2.21 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Knowledge of the Acquired Corporations, no Person has threatened to commence any Legal Proceeding: (i) that involves the Acquired Corporations or any of the assets owned, used or controlled by the Acquired Corporations or any Person whose liability the Acquired Corporations have or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) No Legal Proceeding has ever been commenced by or has ever been pending against the Acquired Corporations that has not been fully adjudicated or settled prior to the date of this Agreement. The Acquired Corporations have delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials to which the Acquired Corporations have access and that relate to any Legal Proceeding identified in the Company Disclosure Schedule.

(c) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by them, is subject. To the Knowledge of the Acquired Corporations, no stockholder, officer or other Employee is subject to any Order that prohibits such stockholder, officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Corporations’ business. To the Knowledge of the Acquired Corporations, there is no proposed Order that, if issued or otherwise put into effect (i) could have an adverse effect on the Acquired Corporations’ business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of any of the Acquired Corporations or any of its stockholders to comply with or perform any covenant or obligation under any of the Related Agreements; or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated under this Agreement.

2.22 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company. This Agreement and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.23 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Constituent Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement (other than the right to exercise appraisal rights under the DGCL) or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned, used or controlled by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned, used or controlled by the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations).

Except for the filing of the Certificate of Merger and other than as set forth in Part 2.10(i) of the Company Disclosure Schedule, no filing with, notice to or consent from any Person is required in connection with (x) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

2.24 Customers; Accounts Payable.

(a) Part 2.24(a) of the Company Disclosure Schedule identifies each Person that has committed (whether oral or written and whether pursuant to an agreement or purchase order or otherwise) to purchase existing products or services or products or services being developed by any of the Acquired Corporations with a dollar value of $50,000 or more

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(the “Purchase Commitments”) and whether such commitment is oral or written. The Company has made available to Parent true and complete copies of all documents evidencing such Purchase Commitments. All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Acquired Corporations and, upon consummation of the Merger, will be enforceable by Parent, against the other party to such Purchase Commitments. No fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Purchase Commitment and no Person has given any notice to the Acquired Corporations, and none of the Acquired Corporations has reason to believe, that any Person intends to withdraw, amend, modify or terminate any Purchase Commitment.

(b) Part 2.24(b) of the Company Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of each Acquired Corporation as of the date of the Interim Balance Sheet; and (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by each Acquired Corporation as of the date of this Agreement. Part 2.24(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $50,000 from the Acquired Corporations in 2005 or more than $50,000 from the Acquired Corporations from the period commencing January 1, 2006 and ending as of the date of the Interim Balance Sheet.

2.25 Product Development.

(a) Part 2.25 of the Company Disclosure Schedule sets forth for each product or service being developed by or on behalf of any of the Acquired Corporations a true and correct development status, including the dates on which the development of each such product or service will be completed. To the Knowledge of the Acquired Corporations, no fact, condition or circumstance exists that would materially impair or delay the development of any of the products or services of the Acquired Corporations. None of the Acquired Corporations has entered into any agreement which restricts its right to make, have made, use or sell to an unlimited number of third parties any products currently contemplated by, designed by or designed on behalf of any of the Acquired Corporations.

(b) Each product that has been sold by any of the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; (ii) was free of any material design defects, material construction defects or other material defects or material deficiencies at the time of sale, except for any deficiencies that can be corrected without incurring expense in excess of warranty reserves; (iii) was fully interoperable with the operating platforms and hardware, if any, specified in any accompanying User Documentation, provided that it was used in accordance with the applicable User Documentation; and (iv) was free of any timer, virus, copy protection device, disabling code, clock, counter or other limiting design or routing which is designed to cause such product (or any portion thereof) to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed. All repair services, installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by any

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of the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. None of the Acquired Corporations will incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Acquired Corporations on or at any time prior to the Closing Date. No product manufactured or sold by any of the Acquired Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product. There are no unresolved claims or threatened claims by any customer or other Person against any of the Acquired Corporations (A) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (B) under or based upon any other warranty relating to any product sold by any of the Acquired Corporations or any services performed by any of the Acquired Corporations. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim. Each of the Acquired Corporations has in place an adequate and appropriate quality control system that is at least as reasonably comprehensive and effective as the quality control systems customarily maintained by comparable Entities.

2.26 Warranties. Part 2.26 of the Company Disclosure Schedule sets forth (a) the standard Warranty Obligations contained in the Acquired Corporation’s standard licensing agreements and an accurate and complete list of all other Warranty Obligations of the Acquired Corporations, including the duration of each such warranty obligation, (b) each of the Warranty Obligations that is the subject of any dispute or, to the knowledge of the Acquired Corporations, threatened dispute, and (c) any unsatisfied claims under any Warranty Obligations. True and correct copies of all Warranty Obligations have been delivered to the Parent. There have not been any deviations from the Warranty Obligations, and employees and agents of the Acquired Corporations are not authorized to undertake obligations to any customer or other person in excess of such Warranty Obligations. The Company Financial Statements reflect adequate reserves for Warranty Obligations.

2.27 Full Disclosure.

(a) This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation or warranty by the Company or information regarding the Acquired Corporations that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information regarding the Acquired Corporations contained herein and therein, in light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

(b) The information supplied by the Company for inclusion in the Information Statement (including any Company Financial Statements) will not, as of the date of the Information Statement or as of the effective date of the Stockholder Written Consent, (i) contain any statement that is inaccurate or misleading, in light of the circumstances under which they were made, with respect to any material facts; or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which they were made, not false or misleading.

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2.28 Company Action.

(a) The board of directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (i) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders; (ii) unanimously recommended that the stockholders of the Company adopt and approve this Agreement and the Escrow Agreement and the transactions contemplated hereby; and (iii) directed that this Agreement be submitted for a vote by written consent of the stockholders.

(b) The affirmative vote and/or written consent of: (i) the holders of a majority of the issued and outstanding shares of Capital Stock (calculated on an as-converted to Voting Common Stock basis) on the date of such vote, and (ii) the holders of 75% of the Voting Common Stock issuable upon the conversion of outstanding shares of Preferred Stock (and including for such purposes shares of Voting Common Stock issued upon conversion of Preferred Stock on or prior to February 9, 2004) (collectively, the “Requisite Stockholder Vote”) are the only votes and/or consents of the stockholders of the Company needed under all applicable Legal Requirements and Company Contracts to approve and adopt this Agreement and the Escrow Agreement and otherwise approve the Merger or any other transactions contemplated by this Agreement.

2.29 Anti-Takeover Law. The board of directors and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (a) any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement and the Related Agreements; (b) any takeover provision in the Company Constituent Documents; and (c) any takeover provision in any Contract to which any of the Acquired Corporations is a party or by which it or its properties may be bound.

2.30 Finder’s Fee. No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of any of the Acquired Corporations.

2.31 Certain Payments, etc. Neither any of the Acquired Corporations, nor any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of any of the Acquired Corporations, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or Employee; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

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(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business; or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

2.32 Closing Working Capital. The Company will have a Closing Working Capital of at least $8,000,000.

2.33 Right of First Negotiation. That certain letter agreement dated May 23, 2001 by and between the Company and Cisco Systems, Inc. has terminated in its entirety and is of no further force or effect.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition or results of operations.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to perform their obligations under this Agreement and under each Related Agreement to which either of them is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Related Agreement to which either of them is a party have been duly authorized by all necessary action, including all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to adopt this Agreement or approve the Merger. This Agreement and each Related Agreement to which either of them is a party has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.3 No Conflict; Consents. The execution and delivery by Parent and Merger Sub of this Agreement and of each Related Agreement to which either of them is a party and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub (a) are not prohibited by, and will not violate or conflict with, any provision of the formation documents of Parent or Merger Sub; and (b) are not prohibited by, and will not violate any Legal Requirement applicable to Parent, except for any anti-trust laws or comparable Legal Requirements related to concentration of business activities, competition or similar matters. Except for the filing of the Certificate of Merger, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance of this Agreement or any Related Agreement by Parent or Merger Sub; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any Related Agreement.

3.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub is a wholly-owned Subsidiary of the Parent.

ARTICLE 4.

CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Closing Date or the Termination Date (the “Pre-Closing Period”), the Company shall, and shall cause its Affiliates and Representatives to, during business hours and upon reasonable prior notice to the Acquired Corporations’ Representatives, (i) provide Parent and Parent’s Representatives reasonable access to the personnel of the Acquired Corporations and provide or make available to Parent and Parent’s Representatives reasonable access to assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations maintained by or on behalf of the Acquired Corporations; and (ii) provide or make available to Parent and Parent’s Representatives copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request for purposes of assessing and completing the transactions contemplated herein, in each case to the extent such information is maintained by or on behalf of the Acquired Corporations.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall: (i) ensure that each of the Acquired Corporations conducts its business and operations (A) in the Ordinary Course of Business, and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and Employees and maintains its

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relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, Employees and other Persons having business relationships with any of the Acquired Corporations; (iii) provide all notices, assurances and support required by any Company IP Contract in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any of the Acquired Corporations of any Intellectual Property Right; and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations.

(b) During the Pre-Closing Period, the Company shall not, and shall ensure that the other Acquired Corporations do not, without the prior written consent of the Parent:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any Employee or consultant pursuant to stock option or purchase agreements;

(ii) other than as set forth on Part 4.2 of the Company Disclosure Schedule, sell, issue, grant or authorize the issuance or grant of (a) any capital stock or other security; (b) any Company Rights; or (c) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Voting Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement and set forth in the Company Disclosure Schedule);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Option Plan, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

(iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) recognize any labor union or enter into any collective bargaining agreement;

(vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(vii) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(viii) make any capital expenditure exceeding $250,000 or otherwise outside the Ordinary Course of Business, excluding those capital expenditures agreed upon between the parties and set forth on Part 4.2 of the Company Disclosure Schedule;

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(ix) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except for assets acquired or leased by any of the Acquired Corporations in the Ordinary Course of Business and not having a value, or not requiring payments to be made or received, in excess of $75,000 individually, or $150,000 in the aggregate), or waive or relinquish any material right;

(xi) lend money to any Person, or incur or guarantee any indebtedness (except that the Acquired Corporations may make routine borrowings in the Ordinary Course of Business and in accordance with past practices under any of the Acquired Corporations’ credit facilities outstanding as of the date hereof and set forth on the Company Disclosure Schedule (without any amendment or modification thereto) which in the aggregate does not exceed $25,000);

(xii) establish, adopt or amend any employee benefit plan including any Plan, or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the accrual rate or amount of the wages, salary, commissions, fringe benefits (including vacation and other forms of paid leave) or other compensation or remuneration payable to, any of its directors, officers, or employees, or become obligated to take any of the foregoing actions;

(xiii) dismiss any Key Employee;

(xiv) change any of its methods of accounting or accounting practices in any respect except as required by GAAP;

(xv) make any material Tax election;

(xvi) commence or settle any Legal Proceeding;

(xvii) enter into any material transaction or take any other material action outside the Ordinary Course of Business and inconsistent with past practices;

(xviii) transfer any assets or Liabilities between the Company and any of the other Acquired Corporations;

(xix) open any new offices;

(xx) take or omit to take any action that is or would reasonably be expected to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time; (B) result in any of the conditions to the consummation of the Merger set forth in Article 6 and Article 7 hereof not being satisfied; (C) breach any provisions of this Agreement; or (D) cause Parent to be entitled to a right of indemnification pursuant to Article 9 of this Agreement; or

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(xxi) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

4.3 Notification. During the Pre-Closing Period, each party shall promptly notify the other in writing of:

(a) the discovery by the notifying party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the notifying party in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(c) any breach of any covenant or obligation of the notifying party; and

(d) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Article 6 or Article 7 impossible or unlikely.

4.4 No Negotiation.

(a) Neither the Company nor any of the other Acquired Corporations nor any of its or their respective Representatives shall directly or indirectly, (i) solicit, initiate, or knowingly encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer; (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction; (iv) approve, endorse or recommend any Acquisition Transaction; (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction; or (vi) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction.

(b) The Company shall promptly advise Parent in writing of any proposal or offer received by the Company or any of its Representatives related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the

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Pre-Closing Period in connection with an Acquisition Proposal. The Company shall promptly notify Parent in writing of any material modification to any such inquiry, proposal or offer or request related to an Acquisition Transaction.

(c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction. The Company will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return or certify the destruction of all confidential information heretofore furnished to such Person by or on behalf of the Company.

4.5 Company Stockholder Approval. Notwithstanding the execution and delivery of the Stockholder Written Consent, the Company will prepare and distribute to the holders of Company securities a consent solicitation statement, which shall also include an information statement (the “Information Statement”), in compliance with all applicable Legal Requirements and the Company Constituent Documents and in a form reasonably satisfactory to Parent, for the purpose of seeking the adoption and approval of this Agreement and the Escrow Agreement and the approval of the transactions contemplated hereby. The Company shall mail or otherwise deliver the Information Statement to all Company stockholders and optionholders no later than seven days after the date hereof. Within 24 hours of the execution of this Agreement by each of the parties hereto, the Company shall use its best efforts to deliver to Parent at least that number of fully executed Stockholder Written Consents representing the Requisite Stockholder Vote.

4.6 CCPC Tax Credit. The Company will take all commercially reasonable actions deemed necessary to preserve Quake Canada’s status as a Canadian controlled private corporation for purposes of the Income Tax Act (Canada) for the period ending immediately prior to the Effective Time and to preserve Quake Canada’s eligibility to receive the maximum amount of the refundable investment tax credit available to Quake Canada for such period under subsection 127(10.1) of the Income Tax Act (Canada) and any applicable provincial taxing statute.

ARTICLE 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Additional Agreements. Subject to Section 5.2(b), Parent and the Company shall use all reasonable efforts (a) to cause the conditions set forth in Article 6, in the case of the Company, and in Article 7, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date; and (b) to take, or cause to be taken, all actions reasonably necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Without limiting the generality of the foregoing, but subject to Section 5.2(b), each party to this Agreement shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each filing made, each notice given and each Consent obtained by such party in connection with the Merger during the Pre-Closing Period.

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5.2 Regulatory Approvals.

(a) The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations.

5.3 Public Announcements. During the Pre-Closing Period, (a) neither the Acquired Corporations nor any of their respective Representatives shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger; provided, however, that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements.

5.4 Employee Retention Plan. Prior to Closing, Parent shall establish an employee retention bonus plan (the “Retention Bonus Plan”) for certain Employees, with the participants, amounts and timing of such payments to be agreed among the Company and Parent provided that an aggregate of up to $2,500,000 shall be payable under such Retention Bonus Plan over a three-year period following the Effective Time in accordance with the terms and conditions of the Retention Bonus Plan; and provided further that if any participant in the Retention Bonus Plan ceases to be an employee or service provider of the Parent, the Surviving Corporation or any Subsidiary thereof after the Effective Time and prior to the date of any

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distribution payable to such participant under the Retention Bonus Plan, such amount otherwise payable to the participant shall not be reallocated under the Retention Bonus Plan for payment to any other participant thereunder.

5.5 Registration Statement. As promptly as practicable after the Effective Time Parent shall file a registration statement on Form S-8 with the Securities and Exchange Commission covering the issuance of all shares of Parent Common Stock issuable upon exercise of any Unvested Stock Options assumed by Parent in connection with the Merger; provided that, notwithstanding the foregoing, the Company shall not be obligated to file a Form S-8 with the Securities and Exchange Commission until such time as it is eligible to do so under the rules of the Securities and Exchange Commission governing registration statements on Form S-8. At least four (4) business days prior to the Closing, the Company shall provide to Parent a detailed list setting forth (i) the name of each holder of an Unvested Stock Option being assumed by Parent pursuant to Section 1.6(c), as well as the grant date, exercise price, vesting schedule and expiration date of each such Unvested Stock Option.

5.6 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations; and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.

5.7 Calculation of Merger Consideration. At least two (2) business days prior to the Closing, the Company shall provide to Parent (a) a certificate updating Section 2.3 reflecting the capitalization of the Company as of immediately prior to the Effective Time; and (b) a detailed list setting forth (i) the name of each holder of Capital Stock, Vested Voting Common Stock Option, Vested Non-Voting Stock Option or Unvested Stock Option, as well as the number of shares of Capital Stock subject thereto as of immediately prior to the Effective Time; and (ii) the amount of Merger Consideration to which each such holder is entitled pursuant to Article 1 of this Agreement (the “Closing Capitalization Certificate”).

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties of the Company contained in this Agreement (a) that are qualified as to “Material Adverse Effect,” “material,” “materiality” or any similar qualifying language shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made anew at and as of that time, except for representations and warranties made as of a specific date, which shall remain true and correct as of such date, and (b) that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made anew at and as of that time, except for representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of such date.

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6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement and the Escrow Agreement shall have been duly approved and adopted by the vote of the stockholders of the Company required by applicable Legal Requirements, the Company Constituent Documents and any Company Contract.

6.4 Consents; HSR Act. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.23 of the Company Disclosure Schedule) from any Person or Governmental Body shall have been obtained and shall be in full force and effect. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated.

6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) written resignations of all directors of the Acquired Corporations, effective as of the Effective Time;

(b) an Escrow Agreement in substantially the form of Exhibit D, executed by the Stockholders’ Representatives and the Escrow Agent;

(c) a certificate, dated as of the Closing Date, signed on behalf of the Company, by the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacity as officers of the Company and not in their personal capacity (without in any way limiting the rights of the Indemnitees relating thereto pursuant to Article 9) representing and warranting after reasonable investigation that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the “Company Compliance Certificate”);

(d) a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacity as officers of the Company and not in their personal capacity (without in any way limiting the rights of the Indemnitees relating thereto pursuant to Article 9) certifying, (i) the accuracy as of the Effective Time of the Closing Capitalization Certificate delivered pursuant to Section 5.7; (ii) the Company Transaction Expenses as of the Effective Time; (iii) the Closing Working Capital; and (iv) the Tax withholding information delivered pursuant to Section 1.8(g); and

(e) a legal opinion of special United States counsel to the Company, containing the terms set forth in Exhibit E.

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6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or unduly burdensome to Parent.

6.7 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Acquired Corporations, any Damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Acquired Corporations; or (d) which would materially and adversely affect the right of Parent or the Company or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations.

6.8 No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a possibility of an outcome that could have a Material Adverse Effect on either the Acquired Corporations or Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any Damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Acquired Corporations; or (d) which would affect adversely the right of the Company, Parent or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations.

6.9 FIRPTA Compliance. Parent shall have received the statement referred to in Section 5.6(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.6(b).

6.10 Absence of Changes. There has not been any Material Adverse Effect with respect to the Acquired Corporations.

6.11 Appraisal Rights. At Closing, holders of no more than five percent (5%) of the Capital Stock shall have available to them appraisal rights pursuant to Section 262 of the DGCL.

6.12 Employment Arrangements. All of the Key Employees and at least eight (8) of the Identified Employees shall have accepted employment with Parent or a subsidiary of Parent designated in writing by Parent and shall have entered into employment offer letters reasonably satisfactory to Parent and no such employee shall have indicated his or her desire not to be employed by Parent or a subsidiary of Parent designated in writing by Parent.

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6.13 Termination of Agreements. Each of the agreements and arrangements set forth on Schedule 6.13(a) shall have been terminated in full at no cost to any Acquired Corporation and evidence of same shall satisfactory to Parent shall be delivered to Parent. The Company shall use its best efforts to terminate each of the agreements and arrangements set forth on Schedule 6.13(b) at no cost to any Acquired Corporation and deliver to Parent evidence of same satisfactory to Parent.

6.14 Quake Technologies (Canada) Inc. All of the Class A Preferred Shares of Quake Canada shall have been exchanged into shares of Series C Preferred Stock without any Liability to any of the Acquired Corporations (other than to the extent the holders of Series C Preferred Stock are entitled to any consideration set forth in Article 1.5(a)).

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (a) that are qualified as to “Material Adverse Effect,” “material,” “materiality” or any similar qualifying language shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if made anew at and as of that time, except for representations and warranties made as of a specific date, which shall remain true and correct as of such date, and (b) that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made anew at and as of that time, except for representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of such date.

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Documents. The Company shall have received the following documents:

(a) an Escrow Agreement in the form of Exhibit E, executed by Parent and the Escrow Agent; and

(b) a certificate, dated as of the Closing Date, signed on behalf of Parent representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.4 Stockholder Approval. This Agreement and the Escrow Agreement shall have been duly approved and adopted by the vote of the stockholders of the Company required by applicable Legal Requirements, the Company Constituent Documents and any Company Contract.

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7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.6 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

7.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated.

7.8 Employee and Option Matters. Parent shall have taken commercially reasonable steps to: (i) make offers of employment to the Identified Employees; (ii) make available the Retention Bonus Plan to Employees of the Company pursuant to Section 5.4, and assume the Unvested Stock Options in accordance with Section 1.6(c).

ARTICLE 8.

TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing, notwithstanding approval of this Agreement by the Company’s stockholders in accordance with the terms hereof:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if there shall be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal, or if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all commercially reasonable efforts to remove any such Order prior to the Termination Date;

(c) by either Parent or the Company, if this Agreement and the Merger shall not have been approved by the vote of the stockholders of the Company required by applicable Legal Requirements; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Company stockholders to approve this Agreement is attributable to a failure on the part of the Company to perform its obligations under this Agreement;

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(d) By Parent, if within 24 hours of the execution of this Agreement by each of the parties hereto, the Company shall not have delivered to Parent at least that number of fully executed Stockholder Written Consents representing the Requisite Stockholder Vote.

(e) by Parent, (i) if any of the Company’s representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), such that the condition to closing described in Section 6.1 would not be satisfied; or (ii) if any of the Company’s covenants contained in this Agreement shall have been breached such that the condition to closing described in Section 6.2 would not be satisfied; provided, however, that Parent may not terminate this Agreement under this Section 8.1(e) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or breach;

(f) by the Company, if (i) any of Parent’s representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), such that the condition to closing described in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached, such that the condition to closing described in Section 7.2 would not be satisfied; provided, however, that the Company may not terminate this Agreement under this Section 8.1(f) on account of an inaccuracy in Parent’s representations and warranties or on account of a breach of a covenant by Parent if such inaccuracy or breach is curable unless Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or breach; or

(g) by Parent or the Company, if the Closing has not taken place on or before September 30, 2006 (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenants or obligations set forth in this Agreement).

8.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the parties under this Agreement, whether accrued or otherwise, shall terminate; provided, however, that: (a) where this Agreement has been terminated pursuant to Section 8.1(e), 8.1(f) or 8.1(g), neither the Company nor Parent shall be relieved of any liability for Damages to the other resulting from the alleged inaccuracy or the alleged prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10.3 through 10.16; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3.

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8.4 Expenses. Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, in the case of Parent, or the holders of Company securities, in the case of the Company; provided, however, that Parent shall bear the costs of any filings under the HSR Act. Parent shall wire such Company Transaction Expenses as set forth in the certificate delivered to Parent pursuant to Section 6.5(d) to the parties named therein based on wire instructions received by Parent from each such party named therein at least two business days prior to the Closing Date.

ARTICLE 9.

INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) The representations and warranties made by the Company in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith (including the representations and warranties set forth in Article 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at 11:59 p.m. Pacific Time on the final day of the Escrow Period; provided, however, that (i) the representations and warranties of the Company set forth in Section 2.16 (Tax Matters), Section 2.17 (Employee and Labor Matters; Benefit Plans) and Section 2.18 (Environmental Matters) (collectively, the “Company Special Representations”) shall survive for the applicable statutory limitations period; and (ii) if, at any time prior to the expiration of the representations and warranties, any Indemnitee delivers to the Stockholders’ Representatives a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period solely for the purpose of resolving such claim (and, for certainty, such representation or warranty underlying the claim shall not survive for purposes of any other claim arising after the expiry of the Escrow Period relating thereto and, in accordance with the Escrow Agreement, shall not survive for purposes of supporting any claim for any amount in excess of the Contested Amount (as such term is defined in the Escrow Agreement) relating to such claim withheld by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement) until such time as such claim is fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance; or (B) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. All representations and warranties made by Parent and Merger Sub shall terminate and expire upon delivery of all consideration payable hereunder by Parent to the holders of Company securities or the Escrow Agent, as applicable.

(b) The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by the Indemnitees or the Stockholders’

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Representatives on behalf of the holders of Company securities, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such parties, other than to the extent set forth in the Company Disclosure Schedule. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and, unless otherwise provided in writing by the parties hereto, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on any inaccuracy in or breach of such representations, warranties, covenants, and obligations.

(c) For purposes of this Article 9, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement. Notwithstanding anything herein to the contrary, the representations and warranties of the Company contained in this Agreement shall, for the purposes of the indemnifying parties’ obligations pursuant to this Article 9, be deemed to be made as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date) without regard to the exceptions set forth in the Company Compliance Certificate, but subject to the exceptions set forth in the Company Disclosure Schedule.

9.2 Indemnification.

(a) From and after the Effective Time (but subject to Section 9.1(a) and the other limitations set forth herein), each Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, the Company Compliance Certificate or any other document, certificate, schedule or instrument delivered or executed in connection herewith (in each case, without regard to the words “material”, “Material Adverse Effect” or similar materiality qualifiers contained therein);

(ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Articles 4 and 5);

(iii) any demands by holders of Company securities under Section 262 of the DGCL (which shall include without limitation amounts paid to such holders with respect to such demands in excess of the Merger Consideration payable to holders of Capital Stock pursuant to Article 1 of this Agreement, as well as reasonable attorneys’ fees and expenses incurred in connection with such demands, to the extent payable by any of the Acquired Corporations);

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(iv) the amount of any Company Transaction Expenses not reflected on the certificate delivered by the Company to Parent pursuant to Section 6.5(d); and

(v) any Legal Proceeding relating to any matter referred to in clauses “(i)” through “(iv)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 9).

(b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in, breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach but in either case the total amount both Parent and the Surviving Corporation may recover shall not exceed the amount of actual Damages relating thereto.

(c) If the Closing Working Capital is less than $8,000,000 (the amount by which the Closing Working Capital is less than $8,000,000 is referred to herein as the “Deficiency”), then Parent shall be entitled to make a claim pursuant hereto and pursuant to the Escrow Agreement to recover from the Escrow Fund the total amount of any such Deficiency. Any claim by Parent under this Section 9.2(c) shall be brought by Parent not later than the one-year anniversary of the Closing Date.

(d) In determining the amount of Damages for which the Indemnitees are entitled to be indemnified pursuant to Section 9.2(a)(i) for a breach of, or inaccuracy in, any representation or warranty, the words “material”, “Material Adverse Effect” or any other materiality standard contained in the applicable representation or warranty shall be disregarded.

9.3 Limitations.

(a) Subject to Section 9.3(b), if the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for the matters listed in clauses (i)-(v) of Section 9.2(a) and 9.2(c), except in the case of fraud, willful breach or intentional misrepresentation by the Company. Nothing in this Agreement shall preclude Parent from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of the Company contained in this Agreement.

(b) The limits set forth in Section 9.3(a) shall not apply to breaches of Section 2.3 (Capitalization) or the Company Special Representations, which shall be governed by the following:

(i) In the case of breaches of Section 2.3, after the Indemnitees have exhausted all amounts in the Escrow Fund, Indemnitees shall be permitted to seek recovery for Damages suffered by the Indemnitees directly from the Entitled Holders provided that each Entitled Holder shall be liable, on a several and not joint basis, solely for such Entitled Holder’s Pro Rata Amount of any Damages resulting therefrom.

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(ii) In the case of any claim for breaches of the Company Special Representations made by an Indemnitee prior to the end of the Escrow Period, recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for any claims relating to such breach in accordance with Section 9.3(a) above.

(iii) In the case of any claim for breaches of the Company Special Representations made by an Indemnitee after the end of the Escrow Period, Parent shall be permitted to seek recovery for Damages suffered by an Indemnitee directly from the Entitled Holders provided that each Entitled Holder shall be liable, on a several and not joint basis, solely for such Entitled Holder’s Pro Rata Share of the amount of any Damages resulting therefrom and only up to such Entitled Holder’s Company Special Representation Pro Rata Cap.

(c) An Indemnitee shall not be entitled to make any claims for indemnification payments pursuant to Section 9.2(a)(i) hereof until the total amount of all Damages suffered under Section 9.2(a)(i) exceeds $500,000 (the “Threshold Amount”); provided that if the Threshold Amount is met, then the Indemnitees shall be entitled to recover all such Damages and not just the Damages that exceed the Threshold Amount. The Entitled Holders shall not be liable for any Damages claimed under Section 9.2(a)(i) to the extent that such Damages have been otherwise recovered by the Indemnitees pursuant to Section 9.2(c).

(d) Notwithstanding the foregoing, none of the limitations set forth in this Section 9.3 shall apply in the case of fraud, willful breach or intentional misrepresentation.

(e) Without limiting the foregoing, in no event will an Entitled Holder be liable for any amount in respect of any Damages suffered by any of the Indemnitees pursuant to this Agreement in excess of the consideration actually received by the Entitled Holder pursuant to this Agreement.

9.4 No Contribution. The Entitled Holders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or any other Acquired Corporation in connection with any indemnification obligation or any other liability to which such holders may become subject under or in connection with this Agreement, the Escrow Agreement or any other Related Agreements.

9.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Article 9, Parent shall promptly give the Stockholders’ Representatives and the Escrow Agent written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representatives shall not limit any of the Indemnitees’ rights to indemnification under this Article 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

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(b) Within 10 days of delivery of such written notice, the Stockholders’ Representatives may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or, subject to Section 9.5(d), settlement. If the Stockholders’ Representatives makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Stockholders’ Representatives does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Stockholders’ Representatives of the progress of any such Claim, will permit the Stockholders’ Representatives, at the sole cost of the Stockholders’ Representatives, to participate in such prosecution or defense and will provide the Stockholders’ Representatives with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

(c) Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Escrow Fund on the date of the Claim, or relates to Taxes, any Intellectual Property Rights or other intellectual property issues, or involves any action by any Governmental Body, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own, subject to the information and consultation rights of the Stockholders’ Representative set forth in Section 9.5(b). In any case, the party not in control of the Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Claim.

(d) Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Stockholders’ Representatives defend the Claim) or the Stockholders’ Representatives (if Parent or other Indemnitees defend the Claim). Notwithstanding anything in this Agreement to the contrary, Parent may withhold its consent to any settlement that does not include a full general release of all the claims against Indemnitee contemplated by the Claim from all parties to the litigation or that requires Parent or any of its Affiliates to perform any covenant or refrain from engaging in any activity.

(e) If Parent proceeds with the defense of any such claim or Legal Proceeding and if Parent is entitled to recovery from the Escrow Fund with respect to such claim or Legal Proceedings, then all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied out of the Escrow Fund in the manner set forth in the Escrow Agreement.

9.6 Exercise of Remedies; Tax Treatment.

(a) No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b) The parties shall report any indemnification payment made pursuant to this Article 9 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

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ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1 Stockholders’ Representatives.

(a) The stockholders of the Company, by approving this Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint Daniel Trepanier and The VenGrowth II Investment Fund Inc. as their agents and attorneys-in-fact for purposes of Article 9 and the Escrow Agreement, and consent to the taking by the Stockholders’ Representatives of any and all actions and the making of any decisions required or permitted to be taken by them under the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Parent of cash out of the Escrow Fund in satisfaction of claims by Parent). The Stockholders’ Representatives shall act jointly and unanimously in connection with the exercise of its various rights and responsibilities set forth in this Agreement. The Stockholders’ Representatives hereby agree to negotiate, enter into settlements and compromises of claims, including third-party claims, to comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Article 9, take all actions necessary in their judgment for the accomplishment of the foregoing, and hereby accepts their appointment as the Stockholders’ Representatives for purposes of Article 9 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Stockholders’ Representatives on all matters relating to Article 9 and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any holder of securities of the Company by the Stockholders’ Representatives, and on any other action taken or purported to be taken on behalf of any holder of securities of the Company by the Stockholders’ Representatives, as fully binding upon such holder of such securities.

(b) If any individual Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his or her responsibilities as agent of the holders of the Company’s securities, then a majority-in-interest of the Entitled Holders (calculated based upon their respective contributions to the Total Escrow Amount pursuant hereto) shall, within 10 days after such death or disability, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become a “Stockholders’ Representative” for purposes of Article 9, the Escrow Agreement and this Section 10.1.

(c) The Stockholders’ Representatives shall not be liable for any act done or omitted hereunder as Stockholders’ Representatives while acting in good faith and in the absence of gross negligence. The Entitled Holders shall severally indemnify each Stockholders’ Representative and hold each Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Stockholders’ Representatives and arising out of or in connection with the acceptance or administration of such Stockholders’ Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Stockholders’ Representatives, as set forth in Section 10.1(e) below.

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(d) The Stockholders’ Representatives shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Stockholders’ Representatives be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Stockholders’ Representatives may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Representatives based on such advice, the Stockholders’ Representatives shall not be liable to anyone.

(e) The reasonable expenses incurred by the Stockholders’ Representatives while acting on behalf of the holders of the Company’s securities under the authorization granted in this Section 10.1 shall be borne by the Entitled Holders of the Company pro rata and shall be payable out of the Escrow Fund prior to any payment to the Entitled Holders, but in all cases, after payment of any and all amounts owing to Parent.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement or to the Stockholders’ Representatives shall be in writing and shall be deemed properly delivered, given and received (a) when received if hand delivered, (b) on confirmation by sender of receipt if sent by facsimile, or (c) on the first business day after being sent by registered overnight mail, return receipt requested, by overnight courier or by overnight express delivery service, to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

APPLIED MICRO CIRCUITS CORPORATION

215 Moffett Park Drive

Sunnyvale, CA 94089

Attn: General Counsel

Phone: (408) 542-8600

Fax: (408) 542-8601

with a copy to (which copy shall not constitute notice):

PAUL, HASTINGS, JANOFSKY & WALKER LLP

3579 Valley Centre Drive

62.

San Diego, CA 92130

Attn: Carl R. Sanchez, Esq.

Fax: (858) 720-2555

if to the Company:

QUAKE TECHNOLOGIES, INC.

80 Hines Road

Kanata, ON K2K 2T8

Canada

Fax: +1 (613) 270-8610

with a copy to (which copy shall not constitute notice):

LABARGE WEINSTEIN PROFESSIONAL CORPORATION

515 Leggett Drive

Suite 800

Ottawa, Ontario

K2K 3G6

Attn: Deborah Weinstein

          James Smith

Fax: (613) 599-0018

if to the Stockholders’ Representatives:

DANIEL TREPANIER

383 Maple Lane

Rockcliffe Park, Ontario

K1M 1H7

Phone: (613) 744-4475

THE VENGROWTH II INVESTMENT FUND INC.

105 Adelaide Street West

Suite 1000

Toronto, ON M5H 1P9

Phone: (416) 971-6656

10.5 Time of the Essence. Time is of the essence of this Agreement.

10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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10.8 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. The Company and Parent each:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California (and each appellate court located in the State of California), in connection with any Legal Proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.4 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding;

(iii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, neither party shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the other party, which consent may not be unreasonably withheld or delayed.

10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. The parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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10.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.15 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.16 Dollar Amounts. All amounts referenced in this Agreement denote United States Dollars (USD$).

10.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

65.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) All fractions, quotients and the product of any other computations contemplated in this Agreement shall be rounded to the fourth decimal point.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation

By:	/s/ Kambiz Hooshmand
Name:	Kambiz Hooshmand
Title:	President & Chief Executive Officer

QUASAR ACQUISITION CORPORATION, a Delaware corporation

By:	/s/ Robert G. Gargus
Name:	Robert G. Gargus
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

QUAKE TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ D.P. Trepanier
Name:	D.P. Trepanier
Title:	President & CEO

/s/ D.P. Trepanier
Name: D.P. Trepanier

THE VENGROWTH II INVESTMENT FUND INC.

By:	/s/ Paul Smelters
Name:	Paul Smelters

By:	/s/ Phillip Kurtz
Name:	Phillip Kurtz
Title:	Senior Legal Counsel

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

General Definitions

“2006 Company Stock Option Plan” shall mean the 2006 Stock Option Plan of the Company, as amended;

“Acquired Corporations” shall mean the Company and each of its Subsidiaries and any predecessor corporation.

“Acquisition Proposal” shall mean any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions (other than the Merger and the transactions expressly contemplated in this Agreement or specifically disclosed in the Company Disclosure Schedule) involving: (A) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Corporations is a constituent corporation or is otherwise involved, (ii) a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; (B) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or (C) any liquidation or dissolution of any of the Acquired Corporations; provided, however, that the grant of additional stock options or the issuance of stock by the Company to Employees and others upon the exercise of outstanding Company Options listed on Part 2.3(b) of the Company Disclosure Schedule will not be deemed to be an “Acquisition Transaction.”

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

“Capital Stock” shall mean the Voting Common Stock, the Non-Voting Common Stock and the Preferred Stock.

“Cisco” shall mean Coastdock & Co., as nominee for Cisco Systems, Inc.

“Closing Working Capital” shall equal Current Assets minus Current Liabilities of the Company as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Contract” shall mean any Contract, including any amendment or supplement thereto: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of their assets are or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement and modifying the representations and warranties of the Company in Article 2) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the President of the Company.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or solely or exclusively licensed to any of the Acquired Corporations.

“Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

“Company Option” shall mean any option to purchase shares of Common Stock issued and outstanding under the Company Stock Option Plan, 2006 Company Stock Option Plan or otherwise (including under any stock option issued by the Company outside of the Company Stock Option Plan or the 2006 Company Stock Option Plan).

“Company Stock Option Plan” shall mean the Amended and Restated Stock Option Plan 2000 of the Company dated September 13, 2000, as amended.

“Company Transaction Expenses” shall mean all fees, costs and expenses (including legal fees, accounting fees, and financial advisor fees) that have been incurred prior to the date hereof (whether or not already paid) or that are incurred after the date hereof by any of the Acquired Corporations in connection with the transactions contemplated by this Agreement and the Related Agreements, including all fees, costs and expenses incurred by any of the Acquired Corporations in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Acquired Corporations’ business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and the Related Agreements and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement and the Related Agreements, and (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and the Related Agreements, and the obtaining of any consent required to be obtained in connection with any of such transactions.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Current Assets” shall mean the current assets of the Company as of any point in time as would be required to be reflected on the balance sheet of the Company in accordance with GAAP.

“Current Liabilities” shall mean the current liabilities of the Company as of any point in time as would be required to be reflected on the balance sheet of the Company in accordance with GAAP.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Employee” shall mean every employee of the Acquired Corporations.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entitled Holder” shall mean (a) a holder of Common Stock as of immediately prior to the Effective Time, (b) a holder of Preferred Stock as of immediately prior to the Effective Time or (c) a holder of Vested Voting Common Stock Options or Vested Non-Voting Common Stock Options as of immediately prior to the Effective Time.

“Entitled Holder’s Company Special Representation Pro Rata Cap” shall mean, in respect of an Entitled Holder, an amount determined by multiplying: (A) $12,000,000 less the total amount of any reductions or recoveries from the Escrow Amount, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement, by (B) the Entitled Holder Pro Rata Amount relating to such Entitled Holder.

“Entitled Holder’s Pro Rata Amount” shall mean the quotient obtained by dividing: (A) that portion of the Unadjusted Aggregate Consideration to which the Entitled Holder actually receives pursuant to this Agreement (after giving effect to Sections 1.5(c) and 1.5(d)) in respect of all of the Capital Stock or Company Options held by such Entitled Holder, by (ii) the Unadjusted Aggregate Consideration.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, provincial, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law, regulation, permit or certificate of approval relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern

“ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with any of the Acquired Corporations under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Excluded Shares” shall mean any Appraisal Shares and any shares of Common Stock held by Parent, Merger Sub or any of their Subsidiaries.

“Founders” shall mean any or all of Justin Chang, Petre Popescu and Sorin Voinigescu, provided that such individual has executed an Accession Agreement in favour of the parties hereto in accordance with Section 1.5(g)(iii) above.

“GAAP” shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

“Governmental Authorization” shall mean any: (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, ministry, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Employees” shall mean the individuals listed on Schedule 6.12(a).

“Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Intellectual Property” shall mean and includes all algorithms, APIs, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Key Employees” shall mean the individuals listed on Schedule 6.12(b).

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter only if:

(a) such individual is actually aware of such fact or other matter; or

(b) such individual could reasonably be expected to have knowledge of such fact or matter given the individual’s title, position and day-to-day responsibilities with the Acquired Corporations.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect.” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, or operations of any of the Acquired Corporations; (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and the Acquired Corporations. An event, fact, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, fact, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment).

“MDV” shall mean Mohr, Davidow Ventures VI, LP, as nominee for Mohr, Davidow Ventures VI, L.P., MDV VI Leaders’ Fund, L.P., MDV Entrepreneurs’ Network Fund III (A), L.P. & MDV Entrepreneurs’ Network Fund III (B), L.P.

“Merger Consideration” shall mean the aggregate amount of any consideration paid by Parent to any of the equity holders of the Company (including amounts paid in respect of capital stock and stock options).

“Non-Voting Common Stock” shall mean the common stock, $0.0001 par value, of the Company, without the right to vote.

“Order” shall mean any writ, decree, injunction, order, judgment or similar action.

“Ordinary Course of Business.” Except for the execution and delivery of this Agreement, an action taken by or on behalf of any of the Acquired Corporations shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of such Acquired Corporation;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the stockholders of any of the Acquired Corporations, the board of directors of any of the Acquired Corporations or any committee of the board of directors of any of the Acquired Corporations and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable Entities.

“Parent Common Stock” shall mean the common stock, $0.01 par value per share, of Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” means any information in the possession of the Acquired Corporations about an identifiable individual other than the name, title or business address or telephone number of an Employee.

“Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” shall mean the Escrow Agreement.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.0001 par value, of the Company.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.0001 par value, of the Company.

“Subsidiary” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity; for certainty, Quasar (Canada), Inc. shall be deemed solely for purposes of this Agreement to be a Subsidiary of the Company.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, capital tax, excise tax, goods and services tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, health tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Unvested Stock Option” shall mean that portion of any Voting Common Stock Option that, at any point in time, is not vested and not exercisable pursuant to the terms thereof.

“User Documentation” means explanatory and informational materials concerning the Acquired Corporations’ products, in printed or electronic format, which the Acquired Corporations have released for distribution to end users with such products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flowcharts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine-readable form.

“Vested Non-Voting Common Stock Option” shall mean that portion of al Non-Voting Common Stock Option that is vested and exercisable as of immediately prior to the Effective Time.

“Vested Voting Common Stock Option” shall mean that portion of a Voting Common Stock Option that is vested and exercisable as of immediately prior to the Effective Time.

“Voting Common Stock” shall mean the common stock, $0.0001 par value, of the Company.

“Voting Common Stock Option” shall mean an option to purchase Voting Common Stock of the Company.

“Warranty Obligations” means all contracts, licenses, policies and agreements, whether written or oral, wherein or whereby any Acquired Corporation has agreed to, or has assumed any obligation or duty to, warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability in respect of any of the Acquired Corporation’s products or services, or to provide a right of rescission with respect to the infringement or misappropriation by any Acquired Corporation or another Person of the Intellectual Property of any Person.

Merger Consideration Definitions

General

“Unadjusted Aggregate Consideration” shall mean the sum of the Total Series C Closing Merger Consideration, the Total Series B Closing Merger Consideration, the Total Cisco Series B Closing Merger Consideration, the Total MDV Series B Closing Merger Consideration, the Total Series A Closing Merger Consideration, the Total Voting Common Closing Merger Consideration, the Total Founder Voting Common Closing Merger Consideration, the Total Vested Voting Common Stock Closing Merger Consideration, and the Total Vested Non-Voting Common Stock Closing Merger Consideration.

“Adjusted Diluted Capital Stock” shall mean the sum of (a) the number of shares of Voting Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the number of shares of Voting Common Stock issuable upon conversion of all shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time, plus (c) the number of shares of Voting Common Stock issuable upon exercise of all Vested Voting Common Stock Options outstanding as of immediately prior to the Effective Time.

“Closing Consideration” shall mean an amount equal to (i) $76,750,000, minus (ii) the Company Transaction Expenses, plus (iii) the Aggregate Vested Voting Common Stock Options Exercise Price.

“Pro Rata Reduction Amount” shall mean, in respect of any class or series of the Capital Stock, the Vested Voting Common Stock Options, the Vested Non-Voting Common Stock Options, in respect of the shares of Series B Preferred Stock held by each of Cisco and MDV, and in respect of the shares of Common Stock held by the Founders, as applicable, the amount determined by multiplying the total amount of any reductions or recoveries, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement, by a fraction:

(a)	the numerator of which shall be the Total Series C Closing Escrow Amount, the Total Series B Closing Escrow Amount, the Total Cisco Series B Closing Escrow Amount, the Total MDV Series B Closing Escrow Amount, the Total Series A Closing Escrow Amount, the Total Voting Common Closing Escrow Amount, the Total Founder Voting Common Closing Escrow Amount, the Total Vested Voting Common Stock Option Closing Escrow Amount or Total Vested Non-Voting Common Stock Option Closing Escrow Amount, as applicable, and

(b)	the denominator of which shall be $12,000,000.

Series C Preferred Stock Definitions

“Series C Per Share Closing Escrow Amount” shall mean the quotient obtained by dividing (A) the Total Series C Closing Escrow Amount, by (B) the total number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

“Total Series C Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Series C Closing Merger Consideration, and (2) the denominator of which is equal to the Unadjusted Aggregate Consideration.

“Total Series C Closing Merger Consideration” shall mean the amount obtained by multiplying (A) the Series C Per Share Closing Consideration (as defined in Section 1.5(a)(i) above), by (B) the total shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

“Total Series C Liquidation Preference” shall mean an amount equal to the product of (A) $0.7488, multiplied by (B) the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

Series B Preferred Stock Definitions

“Series B Per Share Closing Escrow Amount” shall mean the quotient obtained by dividing (A) the Total Series B Closing Escrow Amount, by (B) the total number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time other than any shares of Series B Preferred Stock held by Cisco or MDV and outstanding as of immediately prior to the Effective Time.

“Total Series B Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Series B Closing Merger Consideration, and (2) the denominator of which is equal to the Unadjusted Aggregate Consideration.

“Total Series B Closing Merger Consideration” shall mean the amount obtained by multiplying (A) $2.14, by (B) the total shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time other than any shares of Series B Preferred Stock held by Cisco or MDV and outstanding as of immediately prior to the Effective Time.

“Total Series B Liquidation Preference” shall mean an amount equal to the product of (A) $2.14, multiplied by (B) the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

Cisco Series B Preferred Stock Definitions

“Cisco Series B Per Share Closing Escrow Amount” shall mean an amount equal to the quotient obtained by dividing (1) the Total Cisco Series B Closing Escrow Amount by (2) the total number of shares of Series B Preferred Stock held by Cisco and outstanding as of immediately prior to the Effective Time.

“Total Cisco Series B Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Cisco Series B Closing Merger Consideration, and (2) the denominator of which is equal to the Unadjusted Aggregate Consideration.

“Total Cisco Series B Closing Merger Consideration” shall mean the amount obtained by multiplying (A) the Cisco Series B Per Share Closing Consideration (as defined in Section 1.5(c) above), by (B) the total shares of Series B Preferred Stock held by Cisco and outstanding as of immediately prior to the Effective Time.

MDV Series B Preferred Stock Definitions

“MDV Series B Per Share Closing Escrow Amount” shall mean an amount equal to the quotient obtained by dividing (1) the Total MDV Series B Closing Escrow Amount by (2) the total number of shares of Series B Preferred Stock held by MDV and outstanding as of immediately prior to the Effective Time.

“Total MDV Series B Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total MDV Series B Closing Merger Consideration, and (2) the denominator of which is equal to the Unadjusted Aggregate Consideration.

“Total MDV Series B Closing Merger Consideration” shall mean the amount obtained by multiplying (A) the MDV Series B Per Share Closing Consideration (as defined in Section 1.5(d) above), by (B) the total shares of Series B Preferred Stock held by MDV and outstanding as of immediately prior to the Effective Time.

Series A Preferred Stock Definitions

“Series A Per Share Closing Escrow Amount” shall mean the quotient obtained by dividing (A) the Total Series A Closing Escrow Amount, by (B) the total number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Total Series A Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Series A Closing Merger Consideration, and (2) the denominator of which is equal to the Unadjusted Aggregate Consideration.

“Total Series A Closing Merger Consideration” shall mean the amount obtained by multiplying (A) $1.81822, by (B) the total shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Total Series A Liquidation Preference” shall mean an amount equal to the product of (A) $1.81822, multiplied by (B) the number of shares of Series A Preferred Stock outstanding as of as of immediately prior to the Effective Time.

Voting Common Stock Definitions

“Total Voting Common Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Voting Common Closing Merger Consideration, and (2) the denominator of which is the Unadjusted Aggregate Consideration.

“Total Voting Common Closing Merger Consideration” shall mean the amount obtained by multiplying (A) the Voting Common Per Share Closing Consideration, by (B) the total shares of Voting Common Stock not held by the Founder and outstanding as of immediately prior to the Effective Time.

“Voting Common Per Share Closing Consideration” shall mean an amount equal to the quotient obtained by dividing (A)(i) the Closing Consideration, minus (ii) the Total Series A Liquidation Preference, minus (iii) the Total Series B Liquidation Preference, minus (iv) the Total Series C Liquidation Preference, by (B) the Adjusted Diluted Capital Stock.

“Voting Common Per Share Closing Escrow Amount” shall mean the quotient obtained by dividing (A) the Total Voting Common Closing Escrow Amount, by (B) the total number of shares of Voting Common Stock not held by the Founder and outstanding as of immediately prior to the Effective Time.

Founder Voting Common Stock Definitions

“Founder Voting Common Per Share Closing Escrow Amount” shall mean an amount equal to the quotient obtained by dividing (1) the Total Founder Voting Common Closing Escrow Amount by (2) the total number of shares of Voting Common Stock held by the Founders and outstanding as of immediately prior to the Effective Time.

“Total Founder Voting Common Closing Escrow Amount” shall mean an amount, if any, determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Founder Voting Common Closing Merger Consideration, and (2) the denominator of which is equal to the Unadjusted Aggregate Consideration.

“Total Founder Voting Common Closing Merger Consideration” shall mean the amount, if any, obtained by multiplying (A) the Founder Voting Common Per Share Closing Consideration (as defined in Section 1.5(g) below), by (B) the total shares of Voting Common Stock held by the Founders and outstanding as of immediately prior to the Effective Time.

Vested Voting Common Stock Option Definitions

“Aggregate Vested Voting Common Stock Options Exercise Price” shall mean the sum of each product obtained by multiplying (A) the number of shares of Voting Common Stock subject to a Vested Voting Common Stock Option outstanding as of immediately prior to the Effective Time, by (B) the exercise price of such Vested Voting Common Stock Option.

“Total Vested Voting Common Stock Option Closing Merger Consideration” shall mean the amount obtained by (A) multiplying (i) the Vested Voting Common Per Share Closing Consideration, by (ii) the total number of shares of Voting Common Stock issuable upon the exercise of all Vested Voting Common Stock Options outstanding as of immediately prior to the Effective Time, less (B) the Aggregate Vested Voting Common Stock Options Exercise Price.

“Total Vested Voting Common Stock Option Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Vested Voting Common Stock Option Closing Merger Consideration, and (2) the denominator of which is the Unadjusted Aggregate Consideration.

“Vested Voting Common Stock Option Per Share Closing Escrow Amount” shall mean the quotient obtained by dividing (A) the Total Vested Voting Common Stock Option Closing Escrow Amount, by (B) the total number of shares of Voting Common Stock issuable upon the exercise of all Vested Voting Common Stock Options outstanding as of immediately prior to the Effective Time.

Vested Non-Voting Common Stock Option Definitions

“Vested Non-Voting Common Stock Option Per Share Closing Merger Consideration” shall mean (A) the sum of (1) $4,400,000, and (2) the Founder Contributed Amount, if any, and (3) the Aggregate Vested Non-Voting Common Stock Options Exercise Price, divided by (B) the total number of shares of Non-Voting Common Stock issuable upon the exercise of all Vested Non-Voting Common Stock Options outstanding as of immediately prior to the Effective Time.

“Founder Contributed Amount” means an amount, if any, not exceeding $750,000 in the aggregate comprising up to $250,000 contributed by each of any one or more the Founders in accordance with Section 1.5(g) above and in accordance with the Accession Agreement executed and delivered by the Founders relating thereto;

“Aggregate Vested Non-Voting Common Stock Options Exercise Price” shall mean the sum of each product obtained by multiplying (A) the aggregate number of shares of Non-Voting Common Stock subject to all of the Vested Non-Voting Common Stock Options outstanding as of immediately prior to the Effective Time, by (B) US$0.50 per Non-Voting Common Stock Option.

“Total Vested Non-Voting Common Stock Option Closing Merger Consideration” shall mean the amount obtained by (A) multiplying (i) the Vested Non-Voting Common Stock Option Per Share Closing Merger Consideration, by (ii) the total number of shares of Non-Voting Common Stock issuable upon the exercise of all Vested Non-Voting Common Stock Options outstanding as of immediately prior to the Effective Time, less (B) the Aggregate Vested Non-Voting Common Stock Options Exercise Price.

“Total Vested Non-Voting Common Stock Option Closing Escrow Amount” shall mean an amount determined by multiplying (A) $12,000,000, by (B) a fraction, (1) the numerator of which is equal to the Total Vested Non-Voting Common Stock Option Closing Merger Consideration, and (2) the denominator of which is the Unadjusted Aggregate Consideration.

“Vested Non-Voting Common Stock Option Per Share Closing Escrow Amount” shall mean the quotient obtained by dividing (A) the Total Vested Non-Voting Common Stock Option Closing Escrow Amount, by (B) the total number of shares of Non-Voting Common Stock issuable upon the exercise of all Vested Non-Voting Common Stock Options outstanding as of immediately prior to the Effective Time.